Filed Pursuant to Rule 424(b)(5)

Registration No. 333–201598 and 333-201598-01

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
7.00% Senior Notes due 2025	$115,000,000	100.00%	$115,000,000	$13,363 (1)
Guarantee by Third Point Reinsurance Ltd. of 7.00% Senior Notes due 2025 issued by Third Point Re (USA) Holdings Inc.(2)	(2)	(2)	(2)	(2)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Act”). The total registration fee due for this offering is $13,363.
(2)	No separate consideration will be received for the guarantee of 7.00% Senior Notes issued by Third Point Re (USA) Holdings Inc.

PROSPECTUS SUPPLEMENT

To Prospectus dated January 20, 2015

$115,000,000

Third Point Re (USA) Holdings Inc.

7.00% Senior Notes due 2025

Fully and Unconditionally Guaranteed by

Third Point Reinsurance Ltd.

This is an offering by Third Point Re (USA) Holdings Inc. (“TPRUSA”) of $115,000,000 principal amount of its 7.00% Senior Notes due 2025 (the “Notes”). The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Third Point Reinsurance Ltd. (“TPRE”), the indirect parent of TPRUSA. In certain circumstances specified in the indenture governing the Notes, certain existing or future subsidiaries of TPRE may be required to guarantee the Notes, as described under “Description of the Notes and Guarantee—Subsidiary Guarantee.”

The Notes will bear interest at the rate of 7.00% per year from and including February 13, 2015 (or the most recent interest payment date to which interest on the Notes has been paid or made available for payment), subject to adjustment from time to time in the event of a downgrade or subsequent upgrade of the rating assigned to the Notes or in connection with certain changes in the ratio of Consolidated Total Long-Term Indebtedness to Capitalization (each as defined herein), as described under “Description of the Notes and Guarantee—Interest Rate Adjustments.” Interest will be payable in arrears on February 13 and August 13 of each year, beginning August 13, 2015, and at the maturity date, until the principal hereof is paid or duly provided for or made available for payment. The Notes will mature on February 13, 2025.

At any time and from time to time prior to the maturity date, either TPRUSA or TPRE may redeem the Notes in whole or in part, at its option, for cash, at a make-whole redemption price described under “Description of the Notes and Guarantee—Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless either TPRUSA or TPRE has exercised their right to redeem the Notes, each holder of Notes will have the right to require TPRUSA to repurchase all or any part of such holder’s Notes as described under “Description of the Notes and Guarantee—Offer to Repurchase Upon a Change of Control Triggering Event.”

The Notes will be senior unsecured obligations of TPRUSA and will rank senior in right of payment to all obligations that are expressly subordinated in right of payment to the Notes and equal in right of payment to all of TPRUSA’s existing and future unsecured, unsubordinated obligations. Except in the circumstances described under “Description of the Notes and Guarantee—Covenants—Limitation on Liens,” the Notes will effectively rank junior to any future secured debt of TPRUSA to the extent of the value of the assets securing such debt. The Notes will be structurally subordinated to all obligations of TPRUSA’s subsidiaries. The guarantee by TPRE will be a senior unsecured obligation of TPRE and will rank equally in right of payment with all of TPRE’s other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will effectively rank junior to any future secured debt of TPRE to the extent of the value of the assets securing such debt. The guarantee by TPRE will be structurally subordinated to all obligations of TPRE’s subsidiaries. As of December 31, 2014, neither TPRUSA nor TPRE had any outstanding indebtedness for borrowed money on a consolidated basis.

The Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system. Currently, there is no public market for the Notes.

Investing in the Notes involves risks. See the “Risk Factors” sections beginning on page  S-15 of this prospectus supplement and in the periodic and current reports that TPRE files with the Securities and Exchange Commission (the “SEC”) for important factors you should consider before buying the Notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per $1,000 Principal Amount of Notes	Total
Public offering price(1)	100.00%	$115,000,000
Underwriting discounts and commissions	00.65%	$747,500
Proceeds, before expenses, to us(1)	99.35%	$114,252,500

(1)	Plus accrued and unpaid interest, if any, from February 13, 2015

The underwriters expect to deliver the Notes, in book-entry form only, through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, and/or Euroclear Bank S.A./N.V., on or about February 13, 2015 against payment therefor in immediately available funds.

Deutsche Bank Securities	Credit Suisse

Prospectus Supplement dated February 10, 2015

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering.

The second part, the accompanying prospectus dated January 20, 2015, gives more general information about the debt securities we may offer from time to time, some of which may not apply to the Notes offered by this prospectus supplement and the accompanying prospectus. For information particular to the Notes, see “Description of the Notes and Guarantee” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, any free writing prospectus, or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the Notes, you should read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference are described in this prospectus supplement under “Incorporation by Reference.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer or sale is not permitted.

Any capitalized terms used and not defined in this prospectus supplement shall have the meaning assigned to them in the accompanying prospectus or the periodic and current reports that TPRE files with the SEC, incorporated by reference herein.

Unless otherwise stated or the context otherwise indicates or requires, references in this prospectus supplement to (i) “we,” “us,” “our,” “TPRE” and the “Company” refer to Third Point Reinsurance Ltd. and its directly and indirectly owned subsidiaries, including Third Point Reinsurance Company Ltd. (“Third Point Re”), and Third Point Re (USA) Holdings Inc., as a combined entity; (ii) “Third Point Reinsurance Ltd.” refers to Third Point Reinsurance Ltd. on a standalone basis, and not its subsidiaries; and (iii) “Issuer,” “Third Point Re (USA) Holdings Inc.” and “TPRUSA” refer to Third Point Re (USA) Holdings Inc. on a standalone basis, and not its subsidiaries or other affiliates.

S-ii

FORWARD LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance that these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors.

Factors that could materially affect these forward-looking statements can be found in TPRE’s periodic and current reports filed with the SEC. In evaluating the forward-looking statements, potential investors and other readers are urged to carefully consider the factors discussed under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and in Item 1A of TPRE’s most recent Annual Report on Form 10-K as well as any additional risk factors included in TPRE’s periodic or current reports since the date of the most recent Annual Report on Form 10-K. Although it is not possible to identify all of these risks and factors, they include, among others, the following:

•	limited historical information about us;

•	operational structure currently is being developed;

•	fluctuation in results of operations;

•	more established competitors;

•	losses exceeding reserves;

•	downgrades or withdrawal of ratings by rating agencies;

•	dependence on key executives;

•	dependence on letter of credit facilities that may not be available on commercially acceptable terms;

•	potential inability to pay dividends;

•	unavailability of capital in the future;

•	dependence on clients’ evaluations of risks associated with such clients’ insurance underwriting;

•	suspension or revocation of our reinsurance licenses;

•	potentially being deemed an investment company under U.S. federal securities law;

•	potential characterization of Third Point Reinsurance Ltd. and/or Third Point Reinsurance Company Ltd. as a passive foreign investment company;

S-iii

•	dependence on Third Point LLC to implement our investment strategy;

•	termination by Third Point LLC of our investment management agreement;

•	risks associated with our investment strategy being greater than those faced by competitors;

•	increased regulation or scrutiny of alternative investment advisers affecting our reputation;

•	Third Point Reinsurance Ltd. potentially becoming subject to U.S. federal income taxation;

•	Third Point Reinsurance Ltd. potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; and

•	other risks and factors listed under “Risk Factors” in this prospectus supplement and in TPRE’s most recent Annual Report on Form 10-K and other periodic and current reports filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We may include or incorporate by reference financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including return on beginning shareholders’ equity, book value per share and diluted book value per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. We believe these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. We encourage you to review the descriptions of these non-GAAP measures and the reconciliations of these non-GAAP measures to the comparable GAAP financial measures that we will include in any prospectus supplement and in the other periodic and current reports that TPRE files with the SEC, and not to rely on any single financial measure to evaluate our business.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all the information that may be important to purchasers of the Notes. You should carefully read the entire prospectus supplement, including the “Risk Factors” section, the accompanying prospectus, any free writing prospectus, and other information incorporated by reference in this prospectus supplement before making any investment decision with regard to the Notes.

Third Point Reinsurance Ltd.

TPRE is a holding company domiciled in Bermuda. Through its reinsurance subsidiaries, TPRE provides property and casualty reinsurance coverage to insurance and reinsurance companies on a worldwide basis. TPRE’s goal is to deliver attractive equity returns to shareholders by combining profitable reinsurance underwriting with superior investment management provided by its investment manager, Third Point LLC. TPRE believes that its reinsurance and investment strategy differentiates TPRE from its competitors.

TPRE manages its business on the basis of two operating segments: Property and Casualty Reinsurance and Catastrophe Risk Management. It also has a corporate function that includes our net investment income on capital and certain general and administrative expenses related to corporate activities.

TPRE’s principal executive offices are located at The Waterfront, Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Its telephone number is +1 (441) 542-3300. Its website address is http://www.thirdpointre.bm, which is included as an inactive textual reference only; the information contained on, or that can be accessed through, TPRE’s website is not a part of this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

Property and Casualty Reinsurance

TPRE provides reinsurance products to insurance and reinsurance companies, government entities, and other risk bearing vehicles. Contracts can be written on an excess of loss basis or quota share basis, although the majority of contracts written to date have been on a quota share basis. In addition, TPRE writes contracts on both a prospective basis and a retroactive basis. Prospective reinsurance contracts cover losses incurred as a result of future insurable events. Retroactive reinsurance contracts cover the potential for changes in estimates of loss and loss adjustment expense reserves related to loss events that have occurred in the past. Retroactive reinsurance contracts can be an attractive type of contract for TPRE as they can generate an underwriting profit should the ultimate loss and loss adjustment expenses settle for less than the initial estimate of reserves and the premiums received at the inception of the contract generate insurance float. The product lines that TPRE currently underwrites for this operating segment are: property, casualty and specialty. TPRE assumes a limited amount of catastrophe risk within the property and casualty segment, primarily through multi-line reinsurance contracts. TPRE anticipates that its property catastrophe exposures will consistently remain relatively low when compared to many other reinsurers with whom it competes.

Insurance float is an important aspect of TPRE’s property and casualty reinsurance operation. In an insurance or reinsurance operation, float arises because premiums from reinsurance contracts and consideration received for deposit accounted contracts are collected before losses are paid on reinsurance contracts and proceeds are returned on deposit accounting contracts. In some instances, the interval between cash receipts and payments can extend over many years. During this time interval, TPRE invests the cash received and seeks to generate investment returns. Although float can be calculated using numbers determined under GAAP, float is a non-GAAP financial measure and, therefore, there is no comparable GAAP measure.

TPRE believes that its property and casualty reinsurance segment will contribute to its results by both generating underwriting income as well as generating float. In addition, TPRE believes that float will grow over time as TPRE’s reinsurance operations expand.

Catastrophe Risk Management

In contrast to many reinsurers with whom it competes, TPRE has elected to limit its underwriting of property catastrophe exposures. On June 15, 2012, Third Point Reinsurance Opportunities Fund Ltd. (the “Catastrophe Fund”), Third Point Reinsurance Investment Management Ltd. (the “Catastrophe Fund Manager”) and Third Point Re Cat Ltd. (the “Catastrophe Reinsurer”) were incorporated in Bermuda. TPRE subsequently announced a strategic arrangement with Hiscox Insurance Company (Bermuda) Limited (“Hiscox”) to launch a collateralized catastrophe reinsurance underwriting fund management business through these entities. The Catastrophe Fund Manager, a Bermuda exempted company, is the investment manager of the Catastrophe Fund. In December 2014, TPRE announced that it would no longer accept investments in the Catastrophe Fund, that no new business would be written in the Catastrophe Reinsurer and that it would be redeeming all existing investments in the Catastrophe Fund. Despite the Catastrophe Fund’s strong performance from its inception, TPRE is winding it down due to challenging market conditions. Catastrophe reinsurance pricing and the fees available to manage catastrophe risk have decreased significantly in the past two years. The Catastrophe Fund Manager will continue to manage the runoff of the remaining exposure in the Catastrophe Fund.

As of September 30, 2014, the Catastrophe Fund had a net asset value of $117.9 million (December 31, 2013—$104.0 million), and TPRE’s investment in the Catastrophe Fund was $58.6 million (December 31, 2013—$54.8 million). There are no additional guarantees by TPRE and no recourse to TPRE beyond this investment.

Investment Management

TPRE’s investment strategy is implemented by its investment manager, Third Point LLC, under a long-term investment management contract. TPRE directly owns the investments that are held in a separate account and managed by Third Point LLC on substantially the same basis as Third Point LLC’s main hedge funds.

Third Point Re (USA) Holdings Inc.

TPRUSA is a corporation organized under the laws of Delaware, and was incorporated in November 2014. TPRUSA is an indirect wholly owned subsidiary of TPRE. Its direct parent company is Third Point Re (UK) Holdings Ltd., a private company limited by shares organized under the laws of the England and Wales and a direct wholly owned subsidiary of TPRE.

TPRUSA’s only operations to date relate to accessing financing on our behalf and on behalf of Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), a Bermuda company licensed as a Class 4 insurer and the wholly owned operating subsidiary of TPRUSA. Otherwise, to date TPRUSA has conducted no independent business, offers no products or services and owns no property. As a result, TPRUSA has a limited operating history and is exposed to volatility in its results of operations. Period to period comparisons of its results of operations may not be meaningful.

Following the completion of this offering, TPRUSA expects to provide, through a U.S.-based platform, reinsurance products that are substantially similar to the reinsurance products currently provided by TPRE. In order to facilitate these new reinsurance operations and obtain surplus relief, in connection with the initial capitalization of TPRUSA and Third Point Re USA, Third Point Re USA intends to enter into a quota share reinsurance agreement with Third Point Re, pursuant to which Third Point Re would assume 75% of premium and losses for Third Point Re USA’s portfolio of reinsurance contracts. Third Point Re USA will also enter into a net worth maintenance agreement with TPRE, pursuant to which TPRE will agree to commit funds sufficient to maintain a minimum level of capital at Third Point Re USA of $250 million, and a services agreement with TPRE, pursuant to which TPRE will agree to provide certain general and administrative support services. In addition, Third Point Re USA has entered into a joint venture and investment management agreement with Third Point LLC and Third Point Advisors LLC, and intends to become a party to the Founders Agreement dated as of December 22, 2011 among Third Point Re and several affiliates of TPRE.

Third Point Re USA’s U.S. presence is a strategic component of our overall growth strategy. As a result of Third Point Re USA’s U.S. presence, we expect to strengthen our relationships with U.S. cedents and brokers. We also expect to develop a firsthand understanding of cedent underwriting and claims capabilities that will benefit our own underwriting practices.

As a result of Third Point Re USA’s activities in the United States, we expect that TPRUSA and Third Point Re USA will be subject to U.S. federal income taxation on their net income. However, we believe that our current activities, notwithstanding our activities through TPRUSA and Third Point Re USA, will not cause TPRE to be treated as engaging in a U.S. trade or business and will not cause us otherwise to be subject to current U.S. federal income taxation on our net income. See “Risk Factors—We may be subject to United States federal income taxation” in TPRE’s Annual Report on Form 10-K for the year ended December 31, 2013.

We have not included separate financial statements of TPRUSA in this prospectus because the financial statements of TPRE incorporated by reference herein from TPRE’s Current Report on Form 8-K filed on January 20, 2015 include condensed consolidating financial information of TPRE, which presents information with respect to TPRUSA as the issuer along with information of TPRE as the parent guarantor.

TPRUSA’s principal executive offices are located at 51 JFK Parkway, First Floor West, Short Hills, New Jersey 07078. Its telephone number is (908) 608-8970.

Recent Developments

The following tables set forth certain estimated financial and operating results of TPRE as of and for the fiscal year ended December 31, 2014, together with audited financial and operating results as of and for the fiscal year ended December 31, 2013:

	For the years ended December 31,		Percentage change
	2014	2013
	($ in millions)
Net income	$47.4 - $53.4	$227.3	(79)% - (77)%
Net investment return on investments managed by Third Point LLC(1)	5.1% - 5.3%	23.9%	(79)% - (78)%
Combined ratio(2)	101.7% - 102.7%	107.5%	(5)% - (4)%

	As of December 31,		Percentage change
	2014	2013
	($ in millions)
Total net investments managed by Third Point LLC(3)	$1,799.2 - $1,805.2	$1,559.4	15% - 16%
Total shareholders’ equity attributable to shareholders	$1,448.9 - $1,454.9	$1,391.7	4% - 5%

(1)	TPRE’s investments are managed by its investment manager, Third Point LLC, under a long-term investment management contract. TPRE directly owns the investments, which are held in a separate account and managed by Third Point LLC. Net investment return represents the return on our investments managed by Third Point LLC, net of fees. The net investment return on investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our investment assets managed by Third Point LLC, net of non-controlling interest. The stated return is net of withholding taxes, which are presented as a component of income tax expense in our condensed consolidated statements of income. Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.
(2)	Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net, acquisition costs, net and general and administrative expenses related to underwriting activities by net premiums earned. The combined ratio compares the amount of net premiums earned to the amount incurred in claims and underwriting related expenses. This ratio is a key indicator of a reinsurance company’s profitability. A combined ratio greater than 100% means that loss and loss adjustment expenses, acquisition costs and general and administrative expenses related to underwriting activities exceeded net premiums earned.
(3)	See additional information in Note 5 to TPRE’s consolidated financial statements for the quarter ended September 30, 2014 and Note 5 to TPRE’s consolidated financial statements for the year ended December 31, 2013 included in TPRE’s Current Report on Form 8-K filed on January 20, 2015.

The financial and operating results for TPRE as of and for the fiscal year ended December 31, 2013 included in the tables above have been derived from TPRE’s audited financial statements included in TPRE’s Current Report on Form 8-K filed on January 20, 2015 and incorporated by reference herein.

The estimated financial operating results as of and for the fiscal year ended December 31, 2014 reflect the following:

•	The primary driver of TPRE’s net income is the net investment return on investments managed by Third Point LLC, which was lower for the year ended December 31, 2014 compared to the year ended December 31, 2013.

•	TPRE’s combined ratio improved primarily due to a lower general and administrative expense ratio compared to the prior year driven by proportionately higher net premiums earned.

•	TPRE’s increase in total net investments managed by Third Point LLC reflects net investment income and contributions of float generated by TPRE’s reinsurance operations for the year ended December 31, 2014.

•	The increase in TPRE’s total shareholders’ equity attributable to shareholders primarily reflects net income for the year ended December 31, 2014.

The estimated financial and operating results for TPRE’s fiscal year ended December 31, 2014 included in the tables above are preliminary, unaudited and subject to completion, reflect management’s current views, and may change as a result of management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. The preliminary results are subject to the finalization of year-end financial and accounting procedures (which have yet to be completed) and should not be viewed as a substitute for full annual financial statements prepared in accordance with GAAP. The actual results may be materially different from the estimated results. See the factors discussed under the caption “Risk Factors” in Item 1A of TPRE’s Annual Report on Form 10-K for the year ended December 31, 2013 as well as any additional risk factors included in TPRE’s periodic or current reports since the date of the most recent Annual Report on Form 10-K.

The estimated financial and operating results presented in the tables above were not prepared with a view toward complying with the Public Company Accounting Oversight Board guidelines with respect to prospective financial information. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any other form of assurance on the estimated results.

You should read the information in the tables above in conjunction with TPRE’s historical financial statements and the notes thereto and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

The Offering

The terms of the Notes are summarized below solely for your convenience. This summary is not a complete description of the Notes and the guarantee. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes and the guarantee, see the discussion under the caption “Description of the Notes and Guarantee” beginning on page S-23 of this prospectus supplement.

Issuer	Third Point Re (USA) Holdings Inc.

Guarantor	Third Point Reinsurance Ltd.

Securities	$115,000,000 principal amount of 7.00% Senior Notes due 2025, which we refer to herein as the Notes.

Offering Price	Each Note will be issued at a price of 100.00% of its principal amount plus accrued and unpaid interest, if any, from February 13, 2015.

Maturity	February 13, 2025.

Interest Rate	7.00% per year, subject to adjustment from time to time in the event of a downgrade or subsequent upgrade of the rating assigned to the Notes or in connection with certain changes in the ratio of Consolidated Total Long-Term Indebtedness to Capitalization. See “Description of the Notes and Guarantee—Interest Rate Adjustments.” Interest will be payable in cash on February 13 and August 13 of each year, beginning on August 13, 2015.

Redemption	At any time and from time to time prior to the maturity date, either TPRUSA or TPRE may redeem the Notes in whole or in part, at its option, for cash, at a make-whole redemption price that includes accrued and unpaid interest. See “Description of the Notes and Guarantee—Optional Redemption.”

Ranking	The Notes will be senior unsecured obligations of TPRUSA and will rank senior in right of payment to all obligations that are expressly subordinated in right of payment to the senior debt securities of TPRUSA and equal in right of payment to all of TPRUSA’s existing and future unsecured and unsubordinated obligations. Except in the circumstances described under “Description of the Notes and Guarantee—Covenants—Limitation on Liens,” the Notes will effectively rank junior to any future secured debt of TPRUSA to the extent of the value of the assets securing such debt. The Notes will be structurally subordinated to all obligations of TPRUSA’s subsidiaries.

The guarantee by TPRE will be a senior unsecured obligation of TPRE and will rank senior in right of payment to all obligations that are expressly subordinated in right of payment to the guarantee and equal in right of payment to all of TPRE’s existing and future unsecured and unsubordinated obligations. The guarantee by TPRE will effectively rank junior to any future secured debt of TPRE to the extent of the value of the assets securing such debt. The guarantee by TPRE will be structurally subordinated to all obligations of TPRE’s subsidiaries.

As of December 31, 2014, neither TPRUSA nor TPRE had any outstanding indebtedness for borrowed money on a consolidated basis.

Certain Covenants	The indenture governing the Notes will, among other things, limit TPRUSA’s and TPRE’s ability to merge or consolidate or to transfer or sell all or substantially all of their assets and TPRUSA’s ability to create liens on the voting securities or profit participating equity interests of its wholly owned insurance subsidiary. In certain circumstances specified in the indenture governing the Notes, certain existing or future subsidiaries of TPRE may be required to guarantee the Notes, as described under “Description of the Notes and Guarantee—Subsidiary Guarantee.”

Offer to Repurchase Upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless either TPRUSA or TPRE has exercised their right to redeem the Notes as described under “Description of the Notes and Guarantee—Optional Redemption,” each holder of Notes will have the right to require TPRUSA to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes for a payment in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest, if any, on the Notes to be purchased, to but excluding the date of purchase, subject to the rights of holders of Notes on the relevant interest record date to receive interest due on the relevant interest payment date. See “Description of the Notes and Guarantee—Offer to Repurchase Upon a Change of Control Triggering Event.”

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Trading	We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Use of Proceeds	The net proceeds from this offering are estimated to be approximately $114,252,500 after deducting the underwriting discounts and commissions and before estimated offering expenses. The net proceeds to TPRUSA from this offering, together with a capital contribution expected to be received indirectly from TPRE, are expected to be used to fund an aggregate contribution of $265,000,000 for the initial capitalization of TPRUSA’s wholly owned insurance subsidiary. The initial capitalization of TPRUSA’s insurance subsidiary is expected to occur shortly following the completion of this offering.

Book-Entry Form	The Notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

Risk Factors	See the section entitled “Risk Factors” of this prospectus supplement and the “Risk Factors” section in the periodic and current reports that TPRE files with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before buying the Notes.

Trustee	The Bank of New York Mellon

Governing Law	New York

SUMMARY CONSOLIDATED FINANCIAL DATA OF THIRD POINT REINSURANCE LTD.

The following table sets forth summary consolidated financial data of TPRE. The summary consolidated statements of operations data for the fiscal years ended December 31, 2013 and 2012 and the period from October 6, 2011 (date of incorporation) to December 31, 2011, and the summary consolidated balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from TPRE’s audited consolidated financial statements included in its Current Report on Form 8-K filed on January 20, 2015 and incorporated by reference herein, except for the interim period financial data, which is derived from TPRE’s unaudited consolidated financial statements included in its Current Report on Form 8-K filed on January 20, 2015 and incorporated by reference herein. The interim period results are not necessarily indicative of the results for the full year. You should read the following information in conjunction with TPRE’s financial statements and notes thereto and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

	For the nine months ended September 30,		For the years ended December 31,		For the period from October 6, 2011 to December 31,
	2014	2013	2013	2012	2011
	(unaudited)		(audited)
	(In thousands, except share and per share data and ratios)
Selected Statement of Income (Loss) Data:
Gross premiums written	$359,498	$239,660	$401,937	$190,374	$—
Gross premiums ceded	(150)	(9,975)	(9,975)	—	—

Net premiums written	359,348	229,685	391,962	190,374	—
Change in net unearned premium reserves	(98,388)	(67,528)	(171,295)	(93,893)	—

Net premiums earned	260,960	162,157	220,667	96,481	—
Net investment income(1)(2)	92,072	168,804	258,125	136,868	—

Total revenues	353,032	330,961	478,792	233,349	—

Loss and loss adjustment expenses incurred, net	150,783	103,679	139,812	80,306	—
Acquisition costs, net	93,331	49,111	67,944	24,604	—
General and administrative expenses	29,698	24,071	33,036	27,376	1,130
Other expenses(2)	4,789	2,675	4,922	446	—

Total expenses	278,601	179,536	245,714	132,732	1,130

Income (loss) before income tax expense	74,431	151,425	233,078	100,617	(1,130)
Income tax expense	(3,917)	—	—	—	—

Income (loss) including non-controlling interests	70,514	151,425	233,078	100,617	(1,130)
Income attributable to non-controlling interests	(5,440)	(4,202)	(5,767)	(1,216)	—

Net income (loss)	$65,074	$147,223	$227,311	$99,401	$(1,130)

	For the nine months ended September 30,		For the years ended December 31,		For the period from October 6, 2011 to December 31,
	2014	2013	2013	2012	2011
	(unaudited)		(audited)
	(In thousands, except share and per share data and ratios)
Earnings (loss) per share(3):
Basic	$0.63	$1.77	$2.58	$1.26	$(0.01)
Diluted	$0.61	$1.75	$2.54	$1.26	$(0.01)
Weighted average number of common shares:
Basic	103,275,204	82,630,430	87,505,540	78,432,132	78,432,132
Diluted	106,454,775	83,453,835	88,970,531	78,598,236	78,432,132
Property and Casualty Reinsurance Segment— Selected Ratios(4):
Loss ratio(5)	60.0%	66.3%	65.7%	83.2%	n/a
Acquisition cost ratio(6)	36.8%	31.0%	31.5%	25.5%	n/a

Composite ratio(7)	96.8%	97.3%	97.2%	108.7%	n/a
General and administrative expense ratio(8)	6.8%	10.4%	10.3%	21.0%	n/a

Combined ratio(9)	103.6%	107.7%	107.5%	129.7%	n/a

Net investment return on investments managed by Third Point LLC(10)	5.5%	16.9%	23.9%	17.7%	n/a

(1)	Net investment income for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 were comprised of the following:

	For the nine months ended September 30,		For the years ended December 31,
	2014	2013	2013	2012
	($ in thousands)
Net investment income on float	$13,457	$15,128	$26,953	$4,901
Net investment income on capital	77,671	150,465	226,751	131,967

Net investment income on investments managed by Third Point LLC	91,128	165,593	253,704	136,868
Investment income on cash held by the Catastrophe Reinsurer and Catastrophe Fund	84	44	86	—
Net gain on reinsurance contract derivatives written by the Catastrophe Reinsurer	780	3,167	4,335	—
Net gain on catastrophe bond held by the Catastrophe Reinsurer	80	—	—	—

	$92,072	$168,804	$258,125	$136,868

Net investment income is affected by the performance of Third Point LLC as our exclusive investment manager and the amount of investable cash, or float, generated by our reinsurance operation. We track excess cash flows generated by our property and casualty reinsurance operation, or float, in a separate account, which allows us to also track the net investment income generated on the float. We believe that net investment income generated on float is an important consideration in evaluating the overall contribution of our property and casualty reinsurance operation to our consolidated results. It is also explicitly considered as part of the evaluation of management’s performance for purposes of incentive compensation.
(2)	Prior to 2014, deposit liabilities and reinsurance contracts investment expense and changes in the estimated fair value of embedded derivatives were recorded in net investment income. As these amounts have become more prominent, the presentation has been modified, and deposit liabilities and reinsurance contracts investment expense and changes in the estimated fair value of embedded derivatives are now recorded in other expenses in the condensed consolidated statements of income. As a result, investment expenses of $2.7 million, $4.9 million and $0.4 million that were previously reported in net investment income for the nine months ended September 30, 2013 and for the years ended December 31, 2013 and 2012, respectively, are now reported in other expenses to conform to the current period’s presentation.
(3)	Basic earnings (loss) per share is based on the weighted average number of common shares and participating securities outstanding during the period. The weighted average number of common shares excludes any dilutive effect of outstanding warrants, options and convertible securities such as unvested restricted shares. Diluted earnings (loss) per share is based on the weighted average number of common shares and share equivalents including any dilutive effects of warrants, options and other awards under stock plans using the treasury stock method. GAAP requires that unvested share awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid (referred to as ‘‘participating securities”), be included in the number of shares outstanding for both basic and diluted earnings per share calculations. We treat our unvested restricted stock as participating securities. In the event of a net loss, the participating securities are excluded from the calculation of both basic and diluted loss per share.
(4)	Underwriting ratios are for the property and casualty reinsurance segment only. See additional information in Note 22 to TPRE’s consolidated financial statements for the fiscal year ended December 31, 2013 and in Note 22 to TPRE’s consolidated financial statements for the quarter ended September 30, 2014 in its Current Report on Form 8-K filed on January 20, 2015.
(5)	Loss ratio is calculated by dividing loss and loss adjustment expenses incurred, net by net premiums earned.
(6)	Acquisition cost ratio is calculated by dividing acquisition costs, net by net premiums earned.
(7)	Composite ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net and acquisition costs, net by net premiums earned.
(8)	General and administrative expense ratio is calculated by dividing general and administrative expenses related to underwriting activities by net premiums earned.
(9)	Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net, acquisition costs, net and general and administrative expenses related to underwriting activities by net premiums earned. The combined ratio compares the amount of net premiums earned to the amount incurred in claims and underwriting related expenses. This ratio is a key indicator of a reinsurance company’s profitability. A combined ratio greater than 100% means that loss and loss adjustment expenses, acquisition costs and general and administrative expenses related to underwriting activities exceeded net premiums earned. See additional information in Note 22 to TPRE’s consolidated financial statements for the fiscal year ended December 31, 2013 and Note 22 to TPRE’s consolidated financial statements for the quarter ended September 30, 2014 in its Current Report on Form 8-K filed on January 20, 2015.
(10)	Net investment return represents the return on our investments managed by Third Point LLC, net of fees. The net investment return on investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our investment assets managed by Third Point LLC, net of non-controlling interest. The stated return is net of withholding taxes, which are presented as a component of income tax expense in our condensed consolidated statements of income. Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.

	As of September 30, 2014	As of December 31,
		2013	2012	2011
	(In thousands, except share and per share data)
Selected Balance Sheet Data:
Total investments in securities and commodities	$1,715,046	$1,460,864	$937,690	$—
Cash and cash equivalents(1)	32,693	31,625	34,005	603,841
Restricted cash and cash equivalents	261,966	193,577	77,627	—
Reinsurance balances receivable	269,747	191,763	84,280	—
Deferred acquisition costs, net	124,373	91,193	45,383	—
Total assets	2,654,145	2,159,890	1,402,017	605,263
Deposit liabilities(2)	142,990	120,946	50,446	—
Unearned premium reserves	363,666	265,187	93,893	—
Loss and loss adjustment expense reserves	187,313	134,331	67,271	—
Total liabilities	1,110,507	649,494	473,696	19,838
Shareholders’ equity attributable to shareholders(3)	1,464,313	1,391,661	868,544	585,425
Non-controlling interests	79,325	118,735	59,777	—
Total shareholders’ equity	$1,543,638	$1,510,396	$928,321	$585,425
Book value per share data:
Book value per share(4)	$14.17	$13.48	$11.07	$9.73
Diluted book value per share(4)	$13.68	$13.12	$10.89	$9.73
Selected ratios:
Growth in diluted book value per share(5)	4.3%	20.5%	11.9%	n/a
Return on beginning shareholders’ equity(6)	4.7%	23.4%	13.0%	n/a

(1)	Cash and cash equivalents consists of cash held in banks and other short-term, highly liquid investments with original maturity dates of ninety days or less.
(2)	Using the deposit method of accounting, a deposit liability, rather than written premium, is initially recorded based upon the consideration received less any explicitly identified premiums or fees. In subsequent periods, the deposit liability is adjusted by calculating the effective yield on the deposit to reflect actual payments to date and future expected payments.
(3)	Shareholders’ equity attributable to shareholders and total shareholders’ equity as of December 31, 2011 is reflected net of subscriptions receivable of $177.5 million.
(4)	Book value per share and diluted book value per share are non-GAAP financial measures. Book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, by the number of issued and outstanding shares at period end. Diluted book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, and adjusted to include unvested restricted shares and the exercise of all in-the-money options and warrants. Prior to TPRE’s initial public offering, the market share price was assumed to be equal to the fully diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

The following table sets forth the computation of basic and diluted book value per share as of September 30, 2014, December 31, 2013 and December 31, 2012:

	September 30, 2014	December 31, 2013	December 31, 2012
	(In thousands, except share and per share amounts)
Basic and diluted book value per share numerator:
Total shareholders’ equity	$1,543,638	$1,510,396	$928,321
Less: Non-controlling interests	(79,325)	(118,735)	(59,777)

Shareholders’ equity attributable to shareholders	1,464,313	1,391,661	868,544
Effect of dilutive warrants issued to Founders and an advisor	46,512	46,512	36,480
Effect of dilutive share options issued to directors and employees	65,473	101,274	51,670

Diluted book value per share numerator:	$1,576,298	$1,539,447	$956,694

Basic and diluted book value per share denominator:
Issued and outstanding shares	103,324,616	103,264,616	78,432,132
Effect of dilutive warrants issued to Founders and an advisor	4,651,163	4,651,163	3,648,006
Effect of dilutive share options issued to directors and employees	6,528,647	8,784,861	5,167,045
Effect of dilutive restricted shares issued to directors and employees	706,840	657,156	619,300

Diluted book value per share denominator:	115,211,266	117,357,796	87,866,483

Basic book value per share	$14.17	$13.48	$11.07
Diluted book value per share	$13.68	$13.12	$10.89

(5)	Growth in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share.
(6)	Return on beginning shareholders’ equity as presented is a non-GAAP financial measure. Return on beginning shareholders’ equity is calculated by dividing net income by the beginning of year shareholders’ equity attributable to shareholders. For purposes of determining December 31, 2011 shareholders’ equity attributable to shareholders, we add back the impact of subscriptions receivable to shareholders’ equity attributable to shareholders. For the year ended December 31, 2013 and for the nine months ended September 30, 2013, we have also adjusted the beginning shareholders’ equity for the impact of the issuance of shares in our IPO on a weighted average basis. These adjustments lower the stated returns on beginning shareholders’ equity. We believe this metric is used by investors to supplement measures of our profitability.

Return on beginning shareholders’ equity for the nine months ended September 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012 were calculated as follows:

	For the nine months ended		For the years ended
	September 30, 2014	September 30, 2013	December 31, 2013	December 31, 2012
	($ in thousands)
Net income	$65,074	$147,223	$227,311	$99,401
Shareholders’ equity attributable to shareholders—beginning of period	1,391,661	868,544	868,544	585,425
Subscriptions receivable	—	—	—	177,507
Impact of weighting related to shareholders’ equity from IPO	—	43,111	104,502	—

Adjusted shareholders’ equity attributable to shareholders—beginning of period	$1,391,661	$911,655	$973,046	$762,932
Return on beginning shareholders’ equity	4.7%	16.1%	23.4%	13.0%

RISK FACTORS

An investment in the Notes involves risks. Before making an investment decision, you should carefully consider the risks described in this prospectus supplement below, the accompanying prospectus and under “Forward-Looking Statements,” and the risks described in the periodic and current reports that TPRE files with the SEC, together with all of the other information appearing herein and therein and the other documents incorporated by reference in this prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to such risk factors, there may be additional risks and uncertainties of which management is not aware or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to the Notes

An active trading market for the Notes may not develop.

The Notes are a new issue of securities for which there is currently no trading market. The Notes will not be listed on any securities exchange and may not be quoted on any quotation system. No assurance can be given that an active trading market for the Notes will develop or, if developed, that it will continue. Moreover, even if a market for the Notes does develop, the Notes could trade at a substantial discount to their face amounts.

Although the underwriters have informed us that they currently intend to make a market in the Notes after we complete the offering, they have no obligation to do so and may discontinue their market-making activities at any time without notice. Any market-making activity will be subject to the limits imposed by federal securities laws and may be limited during the offering of the notes.

If an active trading market does not develop or is not maintained, the market prices and liquidity of the Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price. The liquidity of any market for the Notes will depend on a number of factors, including:

•	the number of holders of the Notes;

•	our ratings published by major credit rating agencies;

•	our creditworthiness, financial condition, operating performance and prospects;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Notes;

•	prevailing interest rates; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. Notes purchased in this offering or in the secondary market may subsequently trade at a discount to the prices paid for them in any such transaction.

Prospective investors should not purchase any of the Notes unless they understand and know they can bear all of the investment risks associated with the Notes.

Market interest rates may adversely affect the trading prices of the Notes.

One of the factors that will influence the trading prices of the Notes will be the yield on the Notes (as a percentage of the prices of the Notes) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Notes to demand a higher yield. Higher interest rates would likely also increase our borrowing costs and, if we were to incur additional indebtedness, would potentially decrease funds available for interest payments. We may also finance part of our business strategy with short- or long-term borrowings from time to time. Higher market interest rates could limit our ability to obtain any such additional financing on reasonable terms or at all.

The Notes and guarantee are obligations of TPRUSA and TPRE, respectively, and not of our operating subsidiaries, and will be effectively subordinated to the claims of the operating subsidiaries’ creditors.

The Notes are an obligation of TPRUSA, and the guarantee is an obligation of TPRE. Each of TPRUSA and TPRE is a holding company and, accordingly, conduct substantially all of their operations through their respective operating subsidiaries. As a result, TPRUSA’s cash flow and its ability to service its debt, as well as TPRE’s ability to satisfy its obligations pursuant to the guarantee, depend upon the earnings of their respective operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to TPRUSA or TPRE, as applicable. See “Risk Factors—Our ability to pay dividends may be constrained by our holding company structure and certain regulatory and other factors” in TPRE’s Annual Report on Form 10-K for the year ended December 31, 2013.

The operating subsidiaries of TPRUSA and TPRE are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or the guarantee or to provide TPRUSA or TPRE with funds for their respective payment obligations, whether by dividends, distributions, loans or other payments. In addition to being limited by the financial condition and operating requirements of such subsidiaries, any payment of dividends, distributions, loans or advances by TPRUSA’s or TPRE’s subsidiaries to TPRUSA or TPRE could be subject to statutory or contractual restrictions. Moreover, since certain of TPRUSA’s and TPRE’s respective subsidiaries are insurance companies, their ability to pay dividends to TPRUSA or TPRE, as applicable, is subject to regulatory limitations. See “Business—Regulation” in TPRE’s Annual Report on Form 10-K for the year ended December 31, 2013.

The rights of TPRUSA and TPRE to receive any assets of any of their respective subsidiaries upon liquidation or reorganization of such subsidiaries, and therefore the rights of the holders of the Notes and the guarantee, respectively, to participate in those assets, will be structurally subordinated to the claims of such subsidiary’s creditors. In addition, even if TPRUSA or TPRE were a creditor of any of their respective subsidiaries, the rights of TPRUSA or TPRE, as applicable, as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by it. The Notes and the guarantee would also be structurally subordinated to the rights of the holders of any preferred stock issued by the subsidiaries of either TPRUSA or TPRE, as applicable, whether currently outstanding or issued hereafter.

In general, your right to receive payments on the Notes will be effectively subordinated to any lenders who have a security interest in the assets of TPRUSA, TPRE or the subsidiaries of TPRE.

The Notes and the guarantee are unsecured. In the future, TPRUSA, TPRE or the subsidiaries of TPRE may incur indebtedness that is secured by some or all of their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries. If TPRUSA or TPRE were unable to repay any such secured indebtedness, the creditors of such obligations could foreclose on the pledged assets to the exclusion of holders of the Notes, even if at such time there exists an event of default under the indenture governing the Notes offered hereby and the guarantee. In any such event, because the Notes and the guarantee, and the indenture governing the Notes and the guarantee, are unsecured, except (with respect to the Notes) in the circumstances described under “Description of the Notes and Guarantee—Covenants—Limitation on Liens,” it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims.

Either TPRUSA or TPRE may redeem the Notes prior to their maturity date and you may not be able to reinvest the proceeds in a comparable security.

Either TPRUSA or TPRE may redeem some or all of the Notes at any time or from time to time at the redemption price described in “Description of the Notes and Guarantee—Optional Redemption.” In the event either TPRUSA or TPRE chooses to redeem your Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes.

The indenture will not restrict the amount of additional debt that we may incur.

The indenture under which the Notes will be issued will not place any limitation on the amount of secured or unsecured debt, including senior indebtedness, that we may incur. We may from time to time offer additional notes that will form part of the same series as the Notes. Our incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value, if any, of your Notes, and a risk that the credit rating of the Notes is lowered or withdrawn.

The indenture under which the Notes will be issued will contain only limited protection for holders of the Notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction in the future.

The indenture under which the Notes will be issued may not sufficiently protect holders of Notes in the event that TPRUSA or TPRE are involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction. The indenture will not contain any provisions restricting TPRUSA, TPRE or any of their respective subsidiaries’ ability to:

•	incur additional debt, including debt senior in right of payment to the Notes;

•	pay dividends on or purchase or redeem capital stock;

•	sell assets (other than certain restrictions on TPRUSA’s ability to consolidate, merge, amalgamate or sell all or substantially all of its assets);

•	create liens (other than in the circumstances described under “Description of the Notes and Guarantee—Covenants—Limitation on Liens”) or enter into sale and leaseback transactions; or

•	create restrictions on the payment of dividends or other amounts to TPRUSA or TPRE from their respective subsidiaries.

We may not have the ability to raise the funds necessary to pay the principal of or interest on the Notes.

At maturity, the entire principal amount of the Notes then outstanding, plus any accrued and unpaid interest, will become due and payable. TPRUSA must pay interest in cash on the Notes on February 13 and August 13 of each year, beginning on August 13, 2015. The amount of interest payable on the Notes is subject to increase from time to time in the event of a downgrade of the rating assigned to the Notes or in connection with certain changes in the ratio of Consolidated Total Long-Term Indebtedness to Capitalization. See “Description of the Notes and Guarantee—Interest Rate Adjustments.” We may not have enough available cash or be able to obtain sufficient financing at the time we are required to make these payments. Furthermore, our ability to make these payments may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to pay interest when due, if uncured for 30 days, or our failure to pay the principal amount when due, will constitute an event of default under the indenture. A default under the indenture could also lead to a default under agreements governing our future indebtedness. If the repayment of that indebtedness is accelerated as a result, then we may not have sufficient funds to repay that indebtedness or to pay the principal of or interest on the Notes.

As a matter of Bermuda law, under specific limited circumstances, guarantees can be avoided and holders of the Notes required to return payments received from guarantors.

The issuance of the guarantee by TPRE may be subject to review under Bermuda law if a liquidator appointed by the Bermuda Court in respect of TPRE determines that the issue of the guarantee amounted to a fraudulent preference. This would require the liquidator to find that TPRUSA had been insolvent at the time of the issue of the guarantee and that the guarantee has been issued with the dominant intention of preferring the holders of the Notes over the creditors of TPRE.

Third Point Reinsurance (USA) Ltd., a Bermuda company licensed as a Class 4 insurer and the wholly owned operating subsidiary of TPRUSA, and TPRE, the guarantor of the Notes, are both organized in Bermuda, and a substantial portion of TPRUSA’s and TPRE’s respective assets are located outside the United States. As a result, you may have difficulty enforcing, or may be unable to enforce, judgments obtained in the United States.

Third Point Reinsurance (USA) Ltd., a Bermuda company licensed as a Class 4 insurer and the wholly owned operating subsidiary of TPRUSA, and TPRE, the guarantor of the Notes, are both organized in Bermuda, and a substantial portion of TPRUSA’s and TPRE’s respective assets are located outside the United States. As a result, it may not be possible to enforce court judgments obtained in the United States against us or our directors or officers (whether based on the civil liability provisions of U.S. federal or state securities laws, New York law as the governing law of the Notes, the indenture governing the Notes, and the guarantees of the Notes, or otherwise) in Bermuda or in countries other than the United States where we have assets. We have been advised by our legal advisors in Bermuda that the United States does not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters with Bermuda. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States, whether based on U.S. federal or state securities laws or otherwise, would not automatically be enforceable (and may not be enforceable at all) in Bermuda. Furthermore, you will not be able to bring a lawsuit or otherwise seek any remedies under the laws of the United States or any states therein, including remedies available under the U.S. federal securities laws, in courts of Bermuda (otherwise than in relation to agreements governed by U.S. law where Bermuda courts have accepted jurisdiction to hear the matter).

Our credit ratings may not reflect all risks of an investment in the Notes and there is limited protection in the indenture for holders of the Notes in the event of a ratings downgrade.

Our credit ratings are an assessment of our ability to pay our obligations. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Our credit ratings, however, may not reflect the potential impact of risks related to the structure of the Notes or market or other factors discussed in this prospectus supplement on the value of the Notes. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings and there is no requirement in the indenture to maintain any particular rating, although the interest rate payable on the Notes is subject to increase from time to time in the event of a downgrade of the rating assigned to the Notes. See “Description of the Notes and Guarantee—Interest Rate Adjustments—Changes in Ratings.” Each agency’s rating should be evaluated independently of any other agency’s rating.

TPRUSA may not be able to repurchase the Notes upon the occurrence of a Change of Control Triggering Event.

TPRUSA may not be able to repurchase the Notes upon the occurrence of a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless TPRE or TPRUSA has exercised its right to redeem the Notes as described under “Description of the Notes and Guarantee—Optional Redemption,”

each holder of Notes will have the right to require TPRUSA to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes for a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes to be repurchased, to the date of repurchase, subject to the rights of holders of Notes on the relevant interest record date to receive interest due on the relevant interest payment date. However, TPRUSA may not have sufficient funds available to satisfy its obligation to repurchase the Notes upon a Change of Control Triggering Event. TPRUSA’s failure to purchase Notes properly tendered upon the occurrence of such Change of Control Triggering Event would cause an event of default under the indenture governing the Notes. See “Description of the Notes and Guarantee—Offer to Repurchase Upon a Change of Control Triggering Event.”

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $114,252,500 after deducting the underwriting discounts and commissions and before estimated offering expenses. The net proceeds to TPRUSA from this offering, together with a capital contribution expected to be received indirectly from TPRE, are expected to be used to fund an aggregate contribution of $265,000,000 for the initial capitalization of TPRUSA’s wholly owned insurance subsidiary. The initial capitalization of TPRUSA’s insurance subsidiary is expected to occur shortly following the completion of this offering. See “Capitalization of Third Point Re (USA) Holdings Inc.”

CAPITALIZATION OF THIRD POINT RE (USA) HOLDINGS INC.

The following table shows TPRUSA’s consolidated cash and equivalents and capitalization as of September 30, 2014:

•	on an actual basis; and

•	as adjusted to give effect to TPRUSA’s issuance and sale of $115,000,000 aggregate principal amount of Notes in this offering, together with a capital contribution expected to be received indirectly from TPRE shortly following the completion of this offering, and application of the net proceeds therefrom to fund an aggregate contribution of $265,000,000 for the initial capitalization of TPRUSA’s wholly owned insurance subsidiary.

You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated herein by reference.

	September 30, 2014
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents(1)	$—	$—
Long-term debt
Notes offered hereby	—	115,000
Total long-term debt	$—	$115,000
Stockholder’s equity
Common shares (par value $0.01; authorized, 100; issued and outstanding, 100)	$—	$—
Additional paid-in capital(2)	—	150,000
Retained earnings	—	—

Stockholder’s equity attributable to stockholder	—	150,000

Total stockholder’s equity	$—	$150,000
Total capitalization	$—	$265,000

(1)	The net proceeds of this offering are not included in “Cash and cash equivalents.”
(2)	Reflects anticipated capital contribution expected to be received indirectly from TPRE to fund an aggregate contribution of $265,000,000 for the initial capitalization of TPRUSA’s insurance subsidiary. The initial capitalization is expected to occur shortly following the completion of this offering. TPRUSA may also receive additional capital contributions from time to time, indirectly from TPRE, to pay certain operating expenses of TPRUSA, including expenses associated with this offering.

CAPITALIZATION OF THIRD POINT REINSURANCE LTD.

The following table shows TPRE’s consolidated cash and equivalents and capitalization as of September 30, 2014 on an actual basis and as adjusted to give effect to TPRUSA’s issuance and sale of $115,000,000 aggregate principal amount of Notes in this offering and application of the net proceeds therefrom. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by TPRE.

You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated herein by reference.

	September 30, 2014
	Actual		As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents(1)	$32,693		$32,693
Long-term debt
Total long-term debt	$—	(2)	$115,000	(3)
Shareholders’ equity
Common shares (par value $0.10; authorized, 300,000,000; issued, 104,031,456)(4)	$10,403		$10,403
Additional paid-in capital	1,063,254		1,063,254
Retained earnings	390,656		390,656

Shareholders’ equity attributable to shareholders	1,464,313		1,464,313
Non-controlling interests	79,325		79,325

Total shareholders’ equity	$1,543,638		$1,543,638
Total capitalization	$1,543,638		$1,658,638

(1)	The net proceeds of this offering are not included in “Cash and cash equivalents.”
(2)	Prior to this offering we did not have any long-term debt. We use letter of credit facilities to secure certain reinsurance contract obligations. We also have certain reinsurance contracts for which a deposit liability, rather than written premium, is initially recorded based upon the consideration received less any explicitly identified premiums or fees, in accordance with the deposit method of accounting. In subsequent periods, the deposit liability is adjusted by calculating the effective yield on the deposit to reflect actual payments to date and future expected payments. As of September 30, 2014, TPRE had approximately $143.0 million of deposit liabilities associated with such contracts. See additional information in Note 12 to TPRE’s consolidated financial statements for the fiscal year ended December 31, 2013 and Note 11 to TPRE’s consolidated financial statements for the quarter ended September 30, 2014 in its Current Report on Form 8-K filed on January 20, 2015.
(3)	Represents the aggregate principal amount of Notes to be issued and sold by TPRUSA in this offering. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by TPRE.
(4)	Does not include options and warrants held by management, directors and certain of our shareholders.

DESCRIPTION OF THE NOTES AND GUARANTEE

We have summarized the provisions of the Notes below. The following description is a summary of the material provisions of the Notes and (solely as it applies to the Notes) the indenture governing the Notes and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture governing the Notes, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes. You may request a copy of the indenture governing the Notes from us as described under “Where You Can Find More Information.”

The Notes constitute “senior debt securities” of Third Point Re (USA) Holdings Inc. described in the accompanying prospectus. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the senior debt securities of Third Point Re (USA) Holdings Inc. under the caption “Description of Third Point Re (USA) Holdings Inc. Debt Securities and Third Point Reinsurance Ltd. Guarantee” in the accompanying prospectus. References in this “Description of Notes and Guarantee” to (i) “Third Point Re (USA) Holdings Inc.” and “TPRUSA” refer to Third Point Re (USA) Holdings Inc., the issuer of the Notes, and (ii) “Third Point Reinsurance Ltd.” and “TPRE” refer to Third Point Reinsurance Ltd., the guarantor of the Notes, in each case on a standalone basis and not their respective subsidiaries or other affiliates.

General

The Notes will initially be limited to $115,000,000 in aggregate principal amount and will mature on February 13, 2025, subject to their earlier redemption in accordance with their terms.

The Notes will be issued as a series of debt securities under an indenture expected to be entered into as of February 13, 2015 among TPRUSA, as issuer, TPRE, as guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture thereto expected to be entered into as of February 13, 2015 among TPRUSA, TPRE and the Trustee (together, the “Indenture”). The Indenture constitutes the “indenture” described in the accompanying prospectus.

The Indenture does not limit TPRUSA or TPRE from incurring or issuing other secured or unsecured debt under the Indenture or any other indenture that either TPRUSA or TPRE may enter into in the future. The Indenture provides that unsecured senior debt securities may be issued from time to time in one or more series.

TPRUSA may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities with the same terms as the Notes (except, generally, for the issuance date and, in some cases, the public offering price, the first interest accrual date and the first interest payment date) which will rank equally in right of payment with the Notes. Any additional debt securities having such similar terms, together with the Notes, will be treated as the same series for all purposes under the Indenture, including for purposes of voting and redemptions.

Interest

The Notes will bear interest at the rate of 7.00% per year from and including February 13, 2015 (or the most recent interest payment date to which interest on the Notes has been paid or made available for payment), subject to adjustment from time to time in the event of a downgrade or subsequent upgrade of the rating assigned to the Notes or in connection with certain changes in the ratio of Consolidated Long-Term Indebtedness to Capitalization. See “Description of the Notes and Guarantee—Interest Rate Adjustments.” Interest will be payable in arrears on February 13 and August 13 of each year to holders of record on the preceding February 1 and August 1 of each year, respectively, beginning August 13, 2015, and at the maturity date, until the principal hereof is paid or duly provided for or made available for payment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

In any case where any interest payment date, redemption date, maturity or stated maturity date of any Note is not a business day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the interest payment date or redemption date, or at the maturity date or stated maturity date, and no interest will accrue for the period from and after such interest payment date or redemption date, or the maturity date or stated maturity date, as the case may be, if such payment is made or duly provided for on the next succeeding business day. “Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York, Hamilton, Bermuda, the place where the Trustee’s Corporate Trust Office is located or any place of payment are authorized or obligated by law, regulation or executive order to close.

Interest Rate Adjustments

Capitalization Ratio

If, as of the end of any fiscal quarter, as calculated when the complete financial statements with respect to such fiscal quarter are first publicly disclosed by TPRE, the ratio of Consolidated Total Long-Term Indebtedness to Capitalization is greater than 0.30:1.00 (a “Capitalization Ratio Triggering Event”), then the annual interest rate payable on the Notes immediately preceding such Capitalization Ratio Triggering Event will be increased by 1.00%. Such increase in the annual interest rate payable on the Notes shall take effect beginning on the first business day following such calculation.

If, as of the end of any fiscal quarter following a Capitalization Ratio Triggering Event, as calculated when the complete financial statements with respect to such fiscal quarter are first publicly disclosed by TPRE, the ratio of Consolidated Total Long-Term Indebtedness to Capitalization decreases to less than 0.30:1.00 (a “Capitalization Ratio Decrease”), then the annual interest rate payable on the Notes immediately preceding such Capitalization Ratio Decrease shall be decreased by 1.00% with effect beginning on the first business day following such calculation.

In no event shall the total amount of the increase in the annual interest rate payable on the Notes exceed 1.00% with respect to all Capitalization Ratio Triggering Events. For the avoidance of doubt, no annual interest rate increase or decrease described above will have any effect on interest that will have accrued on the Notes prior to such date or have any other retroactive effect.

Changes in Ratings

The annual interest rate payable on the Notes will be subject to adjustment from time to time if A.M. Best, or, to the extent any other Rating Agency has assigned a rating to the Notes, such other Rating Agency, downgrades (or subsequently upgrades) the rating assigned to the Notes, in the manner described below.

If (i) the rating of the Notes by A.M. Best (or, in the event that any other Rating Agency has assigned a rating to the Notes, such other Rating Agency) is decreased to, or (ii) a Rating Agency initiates a rating at, in each case, a rating set forth in the table immediately below (each such event, a “Downgrade Event”), the annual interest rate payable on the Notes immediately preceding such Downgrade Event will increase to a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the Issue Date plus (b) the additional interest rate percentage set forth opposite such rating set forth in the table immediately below that is in effect immediately following such Downgrade Event:

A.M. Best Rating	Fitch Rating	Moody’s Rating	S&P Rating	Additional Interest Rate Percentage
bbb- or higher	BBB- or higher	Baa3 or higher	BBB-or higher	0.00%
bb+	BB+	Ba1	BB+	0.50%
Bb	BB	Ba2	BB	1.00%
bb-	BB-	Ba3	BB-	1.50%
b+ or lower	B+ or lower	B1 or lower	B+ or lower	2.00%

If any Rating Agency, including A.M. Best, that has assigned a rating to the Notes subsequently increases its rating to any of the threshold ratings set forth in the table immediately above (each such event, an “Upgrade Event”), the annual interest rate payable on the Notes immediately preceding such Upgrade Event will decrease to a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the Issue Date plus (b) the additional interest rate percentage set forth opposite such rating set forth in the table immediately above that is in effect immediately following such Upgrade Event.

If all Rating Agencies cease to provide a rating on the Notes (a “Ratings Termination Event”), the annual interest rate payable on the Notes immediately preceding such Ratings Termination Event will increase to, or remain at, as the case may be, a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the original issue date plus (b) 2.00%.

If, following a Ratings Termination Event, any Rating Agency initiates a rating at a rating set forth in the table above (a “Rating Initiation Event”), the annual interest rate payable on the Notes immediately preceding such Rating Initiation Event will decrease to, or remain at, as the case may be, a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the original issue date plus (b) the additional interest rate percentage set forth opposite such rating set forth in the table above that is in effect immediately following such Rating Initiation Event.

If, at any time, one or more additional Rating Agencies initiates a rating at a rating set forth in the table above, such that there is more than one Rating Agency then rating the Notes following such initiation, the additional interest rate percentage corresponding to each such additional rating then assigned to the Notes, and the amount of each adjustment to the annual interest rate payable on the Notes pursuant to the Indenture thereafter for so long as more than one Rating Agency is then rating the Notes, will be equal to half the additional interest rate percentage set forth in the table above, effective as of the business day following the public announcement of such initiation.

Notwithstanding the foregoing, in no event will the total additional interest rate percentage applicable to the annual interest rate payable on the Notes attributable to one or more Downgrade Events exceed 2.00% in the aggregate. For the avoidance of doubt, in no event will the annual interest rate payable on the Notes be reduced to less than the annual interest rate payable on the Notes on the Issue Date.

Each adjustment described under this “—Changes in Ratings,” whether occasioned by the action of A.M. Best or any other Rating Agency, will be made independently of, but will be cumulative with, any and all other such adjustments. Each adjustment described under this “—Changes in Ratings” will take effect as of the first business day following the public announcement of the event that triggers such adjustment. Except in the event of a Ratings Termination Event (as defined above), no adjustments in the annual interest rate payable on the Notes will be made solely as a result of any Rating Agency ceasing to provide a rating of the Notes. For the avoidance of doubt, no annual interest rate increase or decrease attributable to this provision of the Indenture will have any effect on interest that will have accrued on the Notes to and including the date of the event that triggers such adjustment or have any other retroactive effect.

Parent Guarantee

TPRE will fully and unconditionally guarantee all payments on the Notes. Except in the circumstances described under “—Subsidiary Guarantee,” none of the Subsidiaries of TPRE will guarantee or have any obligation in respect of the Notes.

Subsidiary Guarantee

In the event that Third Point Re USA becomes, and for so long as Third Point Re USA remains, a Subsidiary of any Subsidiary of TPRE other than TPRUSA (each such Subsidiary of TPRE, a “Permitted Subsidiary Transferee”), within 30 days of any such transaction, TPRE will cause each such Permitted Subsidiary

Transferee to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which each such Permitted Subsidiary Transferee (each, a “Subsidiary Guarantor”) will fully and unconditionally guarantee all payments on the Notes (each, a “Subsidiary Guarantee”), subject to automatic release in accordance with the following paragraphs; provided that no Subsidiary of TPRE that is a direct or indirect parent company of TPRUSA will be required to guarantee the Notes at any time at which and for so long as Third Point Re USA is a Subsidiary of TPRUSA.

Notwithstanding the foregoing, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee will thereupon terminate and be discharged and of no further force or effect:

•	concurrently with any direct or indirect sale or disposition (by merger or otherwise) of such Subsidiary Guarantor or any interest therein,

•	upon the merger or consolidation of such Subsidiary Guarantor with and into TPRE, TPRUSA or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to TPRE, TPRUSA or another Subsidiary Guarantor,

•	upon the completion of any transaction, or other occurrence, following which Third Point Re USA is no longer a Subsidiary of such Subsidiary Guarantor,

•	upon defeasance or covenant defeasance of TPRUSA’s and TPRE’s obligations, or satisfaction and discharge of the Indenture, or

•	subject to certain limitations, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other obligations of the Subsidiary Guarantor then due and owing with respect to the Notes.

Upon any occurrence set forth in clause (B) above, the Trustee will, at TPRUSA’s expense, execute any documents reasonably requested by TPRUSA or TPRE in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

The obligations of any Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Event of Default

Failure of any Subsidiary Guarantor to pay the principal on any mortgage, agreement or other instrument under which there is issued or by which there is secured or evidenced any Long-Term Indebtedness (other than a default under the Indenture, any indebtedness owed to TPRE or a Subsidiary of TPRE, or any non-recourse indebtedness) within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default, if the total amount of such Long-Term Indebtedness so unpaid or accelerated exceeds $50 million or its foreign currency equivalent (provided that no default or event of default shall be deemed to occur with respect to any such indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 30 days after receipt of written notice from the Trustee or from the holders of at least 25% in aggregate principal amount of the outstanding Notes affected thereby), will constitute an event of default with respect to the Notes under the Indenture.

Ranking

The Notes will be senior unsecured obligations of TPRUSA and will rank senior in right of payment to all obligations that are expressly subordinated in right of payment to the senior debt securities of TPRUSA and equal in right of payment to all of TPRUSA’s existing and future unsecured, unsubordinated obligations. Except in the circumstances described under “—Covenants—Limitation on Liens,” the Notes will effectively rank junior to any future secured debt of TPRUSA to the extent of the value of the assets securing such debt. The Notes will be structurally subordinated to all obligations of TPRUSA’s Subsidiaries.

The guarantee by TPRE will be a senior unsecured obligation of TPRE and will rank equally in right of payment with all of TPRE’s other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will effectively rank junior to any future secured debt of TPRE to the extent of the value of the assets securing such debt. The guarantee by TPRE will be structurally subordinated to all obligations of TPRE’s Subsidiaries.

As of December 31, 2014, neither TPRUSA nor TPRE had any outstanding indebtedness for borrowed money on a consolidated basis.

Covenants

Limitation on Liens

The Indenture will provide that, so long as any Notes are outstanding and except in a transaction otherwise governed or permitted by the Indenture, TPRUSA will not, and will not cause or permit any of its Subsidiaries to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage or other lien (collectively, a “lien”) on any voting securities or profit participating equity interests of Third Point Re USA or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA, without providing that the Notes (together with, in TPRUSA’s sole discretion, any other indebtedness of, or guarantee by, TPRUSA ranking equally with the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness for money borrowed secured by such pledge, mortgage or other lien on the voting securities or profit participating equity interests of Third Point Re USA or such entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA. This covenant will not limit TPRUSA’s ability or the ability of its Subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting securities or profit participating equity interests of Third Point Re USA or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA.

Notwithstanding the foregoing, the Indenture will permit liens, and indebtedness or other obligations secured by liens, on the voting securities or profit participating equity interests of Third Point Re USA or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA without securing the Notes if such liens arise because of:

•	claims against any such entity for taxes or assessments or other governmental charges or levies that are not then due and delinquent, that such entity is contesting in good faith, or that are for less than $50 million;

•	litigation or legal proceedings that any such entity is contesting in good faith or that involve claims against such entity for less than $50 million;

•	deposits to secure, or in place of, any surety, stay, appeal or customs bonds;

•	ordinary conduct of business or the ownership of properties and assets, including liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits (provided that such liens (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (ii) do not in the aggregate materially detract from the present value of the voting securities or profit participating equity interests subject to such liens); or

•	any other reason, if securing indebtedness or other obligations that in the aggregate, at any one time outstanding, do not exceed $50 million at the time of incurrence of such indebtedness or other obligations.

Any lien that is granted to secure the Notes under the preceding paragraphs shall be automatically and unconditionally released and discharged at the same time as the release of the lien (other than a release following enforcement of remedies in respect of such lien or the obligations secured by such lien) that gave rise to the obligation to secure the Notes under the preceding paragraphs.

No Other Restrictive Covenants

Other than as specified under the heading “—Limitation on Liens,” neither the Indenture nor the Notes will contain any restrictive covenants.

Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless either TPRUSA or TPRE has exercised their right to redeem the Notes as described under “—Optional Redemption,” each holder of Notes will have the right to require TPRUSA to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, TPRUSA will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest, if any, on the Notes to be purchased, to but excluding the date of purchase, subject to the rights of holders of Notes on the relevant interest record date to receive interest due on the relevant interest payment date.

Unless either TPRUSA or TPRE has exercised their right to redeem the Notes as described under “—Optional Redemption,” within 30 days following the date upon which a Change of Control Triggering Event has occurred, or, at TPRUSA’s option, prior to the date of consummation of any Change of Control but after the public announcement of such pending Change of Control, TPRUSA is required to send a notice to each registered holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 20 business days nor later than 60 days from the date such notice is sent, other than as may be required by law or in the event the purchase date is delayed as provided in the following sentence (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date and that the purchase date may, in TPRUSA’s discretion, be delayed until such time as the Change of Control has occurred.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and TPRUSA, or any third party making a Change of Control Offer in lieu of TPRUSA as described herein, purchases all of the Notes validly tendered and not withdrawn by such holders, then TPRUSA or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of such purchase.

TPRUSA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, TPRUSA will comply with the applicable securities laws and regulations and, notwithstanding such conflict, TPRUSA will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such compliance.

Any exercise by a holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such Note remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

On the Change of Control Payment Date, TPRUSA will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly tendered.

The paying agent will promptly deliver to each holder of Notes properly tendered the purchase price for such Notes, and, upon receipt of a company order from TPRUSA, the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each registered holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered (provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof). TPRUSA’s failure to purchase Notes properly tendered upon the occurrence of a Change of Control Triggering Event would cause an event of default under the Indenture.

TPRUSA will not be required to make a Change of Control Offer if a third party, including TPRE, makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by TPRUSA and such third party purchases all Notes properly tendered under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Triggering Event will be TPRUSA’s available cash or cash generated from the operations of Third Point Re USA or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. There can be no assurance that TPRUSA will have sufficient funds from such sources available at the time of any Change of Control Triggering Event to make required repurchases of Notes tendered.

The Change of Control feature of the Notes may in certain circumstances make it more difficult to consummate or may discourage a sale of TPRE and, thus, the removal of incumbent management. TPRE or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control for purposes of the Notes but that could increase the amount of TPRE’s consolidated indebtedness outstanding at such time or otherwise affect TPRE’s or TPRUSA’s capital structure or credit rating, or any future credit ratings on the Notes.

Optional Redemption

At any time and from time to time prior to the maturity date, either TPRUSA or TPRE may redeem the Notes in whole or in part, at its option, for cash, at a make-whole redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) an amount equal to the sum of the present values of each of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (calculated using the annual interest rate payable on the Notes on the Issue Date without taking into account any adjustment in such annual interest rate described under “—Interest Rate Adjustments,” and not including any portion of the payments of interest accrued to, but not including, such redemption date), each discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, or 50 basis points; plus, in the case of each of clause (i) and (ii), accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but not including, such redemption date (subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on any interest payment date preceding such redemption date). In the event the redemption date for any Note falls on a day that is not a business day, then the related payments of principal and interest may be made on the next succeeding date that is a business day, and no additional interest will accumulate on the amount payable for the period from and after the redemption date for such Note unless both TPRUSA and TPRE default in the payment of such interest. The principal amount of any Note remaining outstanding after a redemption in part shall be $2,000 or any integral multiple of $1,000 in excess thereof. The Trustee shall have no obligation to calculate the redemption price.

Notice of any redemption (which may be subject to one or more conditions precedent) will be delivered, at least 30 days but not more than 60 days before the redemption date, to the Trustee and to each holder of the Notes to be redeemed. If the redemption is subject to satisfaction of one or more conditions precedent, the redemption notice will describe the conditions and, if applicable, state that the date of redemption may be delayed until the conditions are satisfied or that, if the conditions are not satisfied, such redemption may not occur and the redemption notice may be rescinded.

Unless both TPRUSA and TPRE default in their respective obligations with respect to payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. On or prior to any redemption date, TPRUSA or TPRE must deposit with the paying agent funds sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on such date. If TPRUSA or TPRE, as applicable, is redeeming less than all the Notes of a series, the Trustee must select the Notes to be redeemed by such method as the Trustee in its sole discretion deems fair and appropriate, subject to the procedures of the depositary.

Definitions

For purposes of this “Description of the Notes and Guarantee”:

“A.M. Best” means A.M. Best Company, Inc. and its successors.

“beneficial ownership” has the meaning assigned to such term under Rules 13d-3 and 13d-5 under the Exchange Act.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Specified Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Capitalization” means, as of any date of determination, the sum of Consolidated Total Long-Term Indebtedness plus Net Worth.

“Change of Control” means the occurrence of any of the following:

(i) any Person, other than one or more Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of TPRE (provided that any voting securities of which any Permitted Holder is the beneficial owner shall not in any case be included in any voting securities of which any such Person is the beneficial owner); or

(ii) TPRE sells or transfers, in one or a series of related transactions, all or substantially all of its assets to, another Person (other than one or more Permitted Holders) and any Person, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the transferee Person in such sale or transfer of assets, as the case may be (provided that (x) so long as such transferee Person is a Subsidiary of a parent Person, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the voting securities of such transferee Person unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the voting securities of such parent Person and (y) any voting securities of which any Permitted Holder is the beneficial owner shall not in any case be included in any voting securities of which any such Person is the beneficial owner).

This definition of “Change of Control” includes a phrase relating to the direct or indirect sale or transfer of “all or substantially all” of the assets of TPRE. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require TPRUSA to repurchase the Notes as a result of a sale or transfer of less than all of the assets of TPRE to any Person may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issuances of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of three Reference Treasury Dealer Quotations for such redemption date obtained by TPRUSA or TPRE after excluding the highest and the lowest of five Reference Treasury Dealer Quotations, (B) if more than one but fewer than five such Reference Treasury Dealer Quotations is provided, the arithmetic average of such quotations, or (C) if TPRUSA or TPRE obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Consolidated Total Long-Term Indebtedness” means, as of any date of determination, an amount equal to the aggregate principal amount of outstanding Long-Term Indebtedness of TPRE and its subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

“Fitch” means Fitch Ratings, Inc., a subsidiary of Fimalac, S.A., and its successors.

“GAAP” means, with respect to the Notes, generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee Obligations” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person; provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

“investment grade” means a rating equal to or higher than bbb- by A.M Best (or its equivalent under any successor rating category of A.M. Best), Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s), BBB- by S&P (or its equivalent under any successor rating category of S&P), BBB- by Fitch (or its equivalent under any successor rating category of Fitch), or its equivalent by any other Rating Agency.

“Issue Date” means the first date on which Notes are issued.

“Loeb Affiliate” means Daniel S. Loeb, any Person controlled by him, or any trust established for Mr. Loeb’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case so long as he is alive, and, upon his death or incapacity, any Person who shall, as a result of Mr. Loeb’s death or incapacity, become a beneficial owner of TPRE’s voting securities by operation of a trust, by will or the laws of descent and distribution or otherwise by operation of law.

“Long-Term Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money;

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v) all Capitalized Lease Obligations of such Person; and

(vi) all Guarantee Obligations of such Person of indebtedness of other Persons, to the extent so Guaranteed by such Person;

in each case, having a Specified Maturity of not less than one year from such date of determination; provided, however, that notwithstanding the foregoing, Long-Term Indebtedness shall be deemed not to include (i) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of deposit liability accounting in respect of contracts that do not transfer sufficient insurance risk to be accounted for as reinsurance; (ii) amounts due to brokers that would appear as a liability on a balance sheet prepared in accordance with GAAP and (iii) Hedging Obligations.

“Management Investors” means the management members, officers, directors, employees and other members of the management of, or Persons performing an equivalent function with respect to, TPRE or any of its subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of Permitted Holders, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined by TPRE’s board of directors, whose determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, securities of TPRE or any of its subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Worth” means, as of any date of determination, the shareholders’ equity of TPRE and its subsidiaries on a consolidated basis, as determined in accordance with GAAP, after appropriate deduction for any minority or noncontrolling interests in subsidiaries.

“Permitted Holder” means any of the following: (i) any of KIA TP Holdings, L.P., KEP TP Holdings, L.P., Pine Brook LVR, L.P. or any Loeb Affiliate; (ii) any Founder (as defined in TPRE’s bye-laws); (iii) any of the Management Investors and their respective affiliates; (iv) any investment fund or vehicle managed, sponsored or advised by any of the foregoing or any affiliate thereof, and any affiliate of or successor to any such investment fund or vehicle; (v) any limited or general partners of, or other investors in, any of the foregoing or any affiliate thereof, or any such investment fund or vehicle; (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of securities of TPRE or any of its subsidiaries; and (vii) any group (as that term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing is a part. In addition, any Person whose status as a beneficial owner constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its affiliates, shall thereafter constitute a Permitted Holder.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability or joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity (including, for purposes of the definitions of “Change of Control” and “Permitted Holder,” any person or group (as those terms are used in Section 13(d)(3) of the Exchange Act)).

“Quotation Agent” means one of the Reference Treasury Dealers appointed by TPRUSA or TPRE.

“Rating Agency” means each of A.M. Best, Moody’s, S&P and Fitch, and any other nationally recognized statistical rating organization (within the meaning of Section 15E of the Exchange Act) rating the Notes at any time; provided, that if any such Rating Agency ceases to provide rating services to issuers or investors, TPRUSA may appoint a replacement for such Rating Agency.

“Rating Event” means the rating of the Notes is downgraded by at least one gradation (including gradations within rating categories as well as between rating categories, but not including ratings outlook changes) by at least two Rating Agencies (or, if only one Rating Agency is rating the Notes at any time, such Rating Agency), and (ii) as a result of such downgrade, such Notes cease to be rated investment grade by such downgrading Rating Agencies (or Rating Agency), on any date during the period commencing on the date that is 60 days prior to the date of the first public announcement by TPRE of the occurrence of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated. In no event shall the Trustee be charged with monitoring ratings nor shall it be charged with knowledge of a Rating Event.

“Reference Treasury Dealer” means (A) Deutsche Bank Securities Inc. or Credit Suisse Securities (USA) LLC, or their respective affiliates that are Primary Treasury Dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), TPRUSA or TPRE shall substitute another Primary Treasury Dealer, and (B) any other Primary Treasury Dealers selected by TPRUSA or TPRE.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to TPRUSA or TPRE by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third business day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and a division of The McGraw-Hill Companies, Inc., and its successors.

“Specified Maturity” means, with respect to any indebtedness, the date specified in such indebtedness as the fixed date on which the payment of principal of such indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary” means a corporation, partnership or other entity of which, at the time of determination, more than 50% of the outstanding voting securities is owned or controlled, directly or indirectly, by any person, or by one or more other Subsidiaries of such person, or by such person and one or more other Subsidiaries of such person. For the purposes of this definition, “voting securities” has the meaning ascribed to such term in the Trust Indenture Act of 1939, as amended.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means, with respect to any redemption date, (x) the weekly average yield to maturity for the week ending on the date that is nearest in time preceding such redemption date, as determined on a date that is at least three business days prior to such redemption date, of U.S. Treasury securities with a nominal constant maturity most nearly equal to the period from such redemption date to the maturity date, as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) (including any successor publication, the “Statistical Release”) that has become publicly available at least three business days prior to such redemption date; provided, however, that (x) if the period from such redemption date to the maturity date is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a nominal constant maturity of one year will be used, and (y) if the Statistical Release is no longer compiled and published or otherwise made available, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, will be used.

“voting securities” means any security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a Person, or any security issued under or pursuant to any trust, agreement, or arrangement whereby a trustee or trustees or agent or agents for the owner or holder of such security are presently entitled to vote in the direction or management of the affairs of a Person; and a specified percentage of the voting securities of a Person means such amount of the outstanding voting securities of such Person as entitles the holder or holders thereof to cast such specified percentage of the aggregate votes which the holders of all the outstanding voting securities of such Person are entitled to cast in the direction or management of the affairs of such Person.

The Trustee

The Bank of New York Mellon is the trustee under the Indenture. The Trustee and its affiliates also perform commercial banking services for us for which they receive customary fees.

Paying Agent and Security Registrar

The Trustee will initially be the paying agent and security registrar for the Notes.

Book-Entry Delivery and Settlement; Global Notes

The Notes will be issuable in the form of one or more global notes in definitive, fully registered book-entry form without coupons and shall be issuable in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The global notes representing the Notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of The Depository Trust Company. See “Description of Third Point Re (USA) Holdings Inc. Debt Securities and Third Point Reinsurance Ltd. Guarantee—Global Debt Securities.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes by U.S. Holders and Non-U.S. Holders (each as defined below) that purchase the Notes at their issue price (generally the first price at which a substantial amount of the Notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering and hold such Notes as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a Note as part of a straddle, hedge, conversion or other integrated transaction or U.S. Holders that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate (except as discussed below for Non-U.S. Holders), gift or alternative minimum tax considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes invests in a Note, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of a Note.

EACH PERSON CONSIDERING AN INVESTMENT IN THE SENIOR NOTES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Certain Additional Payments

In certain circumstances, we are required to make payments on the Notes in addition to stated principal and interest. For example, we are required to pay (i) 101% of the principal amount of any Note purchased by us at the Holder’s election after a Change of Control Triggering Event with respect to the Notes, as described above under the heading “Description of the Notes and Guarantee—Offer to Repurchase Upon a Change of Control Triggering Event,” and (ii) additional interest if we fail to meet certain targets regarding capitalization ratios or in the event of a ratings downgrade with respect to the Notes, as described above under the heading “Description of the Notes and Guarantee—Interest Rate Adjustments.” U.S. Treasury regulations provide special rules for contingent payment debt instruments that, if applicable, could cause the timing, amount and character of a Holder’s income, gain or loss with respect to the Notes to be different from those described below. We intend to treat the possibility of our making any of the above payments as not causing the Notes to be contingent payment debt instruments. Our treatment will be binding on all Holders, except a Holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which such Holder acquired its Notes. However, our treatment is not binding on the U.S. Internal Revenue Service (the “IRS”). If the IRS were to challenge our treatment, a Holder might be required to accrue income on the Notes in excess of stated interest and to treat as ordinary income, rather than capital gain, gain recognized on the disposition of the Notes. In any event, if we actually make any such additional payment, the timing, amount and character of a Holder’s income, gain or loss with respect to the Notes may be affected. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

U.S. Holders

Interest on the Notes

In general, interest payable on a Note will be taxable to a U.S. Holder as ordinary interest income when it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The Notes are not expected to be issued with more than de minimis original issue discount (“OID”). However, if the Notes are issued with more than de minimis OID, each U.S. Holder generally will be required to include OID in income (as interest) as it accrues, regardless of its regular method of accounting for U.S. federal income tax purposes, using a constant yield method, before such U.S. Holder receives any payment attributable to such income. The remainder of this discussion assumes that the Notes are not issued with more than de minimis OID.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a Note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on such sale, exchange, retirement or other disposition (other than any amount attributable to accrued interest, which, if not previously included in such U.S. Holder’s income, will be taxable as interest income to such U.S. Holder) and such U.S. Holder’s “adjusted tax basis” in such Note. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Note for more than one year at the time of such sale, exchange, retirement or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Medicare Tax

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income on a Note and net gain from the sale, exchange, retirement or other disposition of a Note.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other disposition of, a Note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

Non-U.S. Holders

General

Subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding”:

(a) payments of principal (and premium, if any) and interest with respect to a Note owned by a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax; provided that, in the case of amounts treated as payments of interest

(i) such amounts are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder;

(ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(iii) such Non-U.S. Holder is not a controlled foreign corporation described in section 957(a) of the Code that is related to us through stock ownership;

(iv) such Non-U.S. Holder is not a bank whose receipt of such amounts is described in section 881(c)(3)(A) of the Code; and

(v) the certification requirements described below are satisfied; and

(b) a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, retirement or other disposition of a Note, unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange, retirement or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

The certification requirements referred to in clause (a)(v) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. U.S. Treasury regulations provide additional rules for a Note held through one or more intermediaries or pass-through entities.

If the requirements set forth in clause (a) above are not satisfied with respect to a Non-U.S. Holder, amounts treated as payments of interest generally will be subject to U.S. federal withholding tax at a rate of 30%, unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a Note or gain recognized on the sale, exchange, retirement or other disposition of a Note are effectively connected with such trade or business,. such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such interest or gain; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or gain in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the Notes and (ii) on or after January 1, 2017, gross proceeds from the sale or other disposition of the Notes. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of the Notes.

Information Reporting and Backup Withholding

Amounts treated as payments of interest on a Note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

The information reporting and backup withholding rules that apply to payments of interest to certain U.S. Holders generally will not apply to amounts treated as payments of interest to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons; provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

An individual Non-U.S. Holder who, for U.S. federal estate tax purposes, is not a resident of the United States at the time of such Non-U.S. Holder’s death generally will not be subject to U.S. federal estate tax on any part of the value of a Note owned or treated as owned by such Non-U.S. Holder if, at the time of such Non-U.S. Holder’s death, (i) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) amounts treated as interest earned on such Note are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder.

UNDERWRITING

We are offering the Notes described in this prospectus supplement through the underwriters named below. Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$69,000,000
Credit Suisse Securities (USA) LLC	46,000,000

Total	$115,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the Notes if they buy any of them. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from us.

The underwriters have advised us that they propose initially to offer the Notes to the public for cash at the applicable public offering price set forth on the cover of this prospectus supplement. After the applicable initial public offering of the Notes, the public offering price and other selling terms may be changed.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by TPRUSA
Per Note	00.65%
Total	$747,500

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $900,000.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

For a period of 30 days after the date of this prospectus supplement, we have agreed that, without the prior consent of the representatives on behalf of the underwriters, neither TPRE nor TPRUSA will offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any debt securities or guarantees of debt securities of TPRE or TPRUSA that are substantially similar to the Notes.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In connection with the offering of the Notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of the representatives in stabilizing or short covering transactions.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Deutsche Bank AG, London Branch, an affiliate of Deutsche Bank Securities Inc., will purchase $20,000,000 principal amount of Notes in the offering at the public offering price set forth on the cover of this prospectus supplement. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a “prospectus” for the purposes of the Prospectus Directive. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of Notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives;

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require TPRE or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus

Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” for the purposes of Article 2(1)(e) of the Prospectus Directive and (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order and/or (iii) are persons to whom this prospectus supplement and the accompanying prospectus may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with respect to anything done in relation to any of the Notes in, from or otherwise involving the United Kingdom.

Australia

Neither this prospectus supplement nor the accompanying prospectus have been, or will be, lodged with the Australian Securities & Investments Commission and does not constitute an offer except to, and is directed only to, the following categories of exempt persons:

(i)	“sophisticated investors” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”);

(ii)	“sophisticated investors” under section 708(8)(c) or (d) of the Corporations Act who have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before any offer has been made; and

(iii)	“professional investors” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

By purchasing the Notes, you warrant and agree that:

(i)	you are an exempt investor under one of the above categories; and

(ii)	you will not offer any Notes issued or sold to you pursuant to this prospectus supplement and the accompanying prospectus for sale in Australia within 12 months of those Notes being issued or sold unless any such sale offer is exempt from the requirement to issue a disclosure document under sections 708 or 708A of the Corporations Act.

LEGAL MATTERS

The validity of the Notes being offered by this prospectus supplement will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for TPRE by Conyers Dill & Pearman Limited, Hamilton, Bermuda, TPRE’s special Bermuda counsel. Certain legal matters in connection with the offering will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York. Debevoise & Plimpton LLP and Willkie Farr & Gallagher LLP may rely on the opinion of Conyers Dill & Pearman Limited with respect to Bermuda law. Willkie Farr & Gallagher LLP has in the past provided, and continues to provide, legal services to TPRE and TPRUSA.

WHERE YOU CAN FIND MORE INFORMATION

TPRE files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its web site.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information TPRE files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and any information filed with the SEC subsequent to the accompanying prospectus and prior to the termination of the offering referred to in this prospectus supplement will automatically update and supersede this information. We incorporate by reference the following documents which Third Point Reinsurance Ltd. has filed with the SEC:

•	Third Point Reinsurance Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Third Point Reinsurance Ltd.’s Proxy Statement filed on March 18, 2014 for the 2014 Annual General Meeting of Shareholders;

•	Third Point Reinsurance Ltd.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	Third Point Reinsurance Ltd.’s Current Reports on Form 8-K filed on May 9, 2014, November 7, 2014, January 5, 2015 (as amended by the Form 8-K/A filed on January 6, 2015), January 20, 2015 (including the portion thereof furnished under Item 2.02 of Form 8-K) and February 3, 2015.

All documents filed by Third Point Reinsurance Ltd. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K, except as and to the extent expressly set forth by specific reference in any such filing), from the date of the accompanying prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference.

We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus, other than certain exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Third Point Reinsurance Ltd., The Waterfront, Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Tonya L. Marshall (Telephone: +1 441 542-3300).

PROSPECTUS

Third Point Re (USA) Holdings Inc.

Senior Debt Securities

Fully and Unconditionally Guaranteed by

Third Point Reinsurance Ltd.

By this prospectus, we may offer from time to time the senior debt securities of Third Point Re (USA) Holdings Inc. (“TPRUSA”) described in this prospectus. The debt securities of TPRUSA will be unsecured and will be fully and unconditionally guaranteed on a senior unsecured basis by Third Point Reinsurance Ltd. (“TPRE”), the indirect parent of TPRUSA, as described in this prospectus.

We will provide specific terms of any securities we are offering in a supplement to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any prospectus supplement relating to such securities carefully before you invest. This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Third Point Reinsurance Ltd. (“TPRE”) and Third Point Re (USA) Holdings Inc. (“TPRUSA”) filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we are registering an indeterminate amount of each class of the securities described in this prospectus, and we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In addition, we may provide you with a free-writing prospectus related to such offering and file that free-writing prospectus with the SEC (a “Company free-writing prospectus”). The prospectus supplement relating to such securities and any related Company free-writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement relating to such securities or Company free-writing prospectus, you should rely on the information in the prospectus supplement relating to such securities or Company free-writing prospectus. You should carefully read this prospectus, any prospectus supplement and any related Company free-writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

We are responsible only for the information contained in this prospectus, the prospectus supplement relating to the securities we may offer, those documents incorporated by reference herein and therein, and any related Company free-writing prospectus. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. None of this prospectus, any prospectus supplement or a related Company free-writing prospectus constitutes an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any related Company free-writing prospectus is accurate as of any date other than the date of the applicable document. Neither the delivery of this prospectus, any prospectus supplement or any related Company free-writing prospectus nor any distribution of securities pursuant to this prospectus or any prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or such prospectus supplement or in our affairs since the date of this prospectus, such prospectus supplement or any related Company free-writing prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated or the context otherwise indicates or requires, references in this prospectus to (i) “we,” “us,” “our,” “TPRE” and the “Company” refer to Third Point Reinsurance Ltd. and its directly and indirectly owned subsidiaries, including Third Point Reinsurance Company Ltd. (“Third Point Re”), and Third Point Re (USA) Holdings Inc., as a combined entity; (ii) “Third Point Reinsurance Ltd.” refer to Third Point Reinsurance Ltd. on a standalone basis, and not its subsidiaries; and (iii) “Third Point Re (USA) Holdings Inc.” and “TPRUSA” refer to Third Point Re (USA) Holdings Inc. on a standalone basis, and not its subsidiaries or other affiliates.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including the risks and uncertainties described in Item 1A of our most recent annual report on Form 10-K as well as any additional risk factors included in our quarterly or interim reports since the date of the most recent annual report on Form 10-K.

The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any prospectus supplement or in the documents incorporated by reference herein or therein actually occurs, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our securities to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated herein by reference may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this prospectus and the documents incorporated herein by reference, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance that these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors.

Factors that could materially affect these forward-looking statements can be found in our periodic and current reports filed with the SEC. In evaluating the forward-looking statements, potential investors and other readers are urged to carefully consider the factors discussed under the caption “Risk Factors” in a prospectus supplement relating to the securities we may offer and in Item 1A of our most recent annual report on Form 10-K as well as any additional risk factors included in our periodic or current reports since the date of the most recent annual report on Form 10-K. Although it is not possible to identify all of these risks and factors, they include, among others, the following:

•	limited historical information about us;

•	operational structure currently is being developed;

•	fluctuation in results of operations;

•	more established competitors;

•	losses exceeding reserves;

•	downgrades or withdrawal of ratings by rating agencies;

•	depending on key executives;

•	dependence on letter of credit facilities that may not be available on commercially acceptable terms;

•	potential inability to pay dividends;

•	unavailability of capital in the future;

•	dependence on clients’ evaluations of risks associated with such clients’ insurance underwriting;

•	suspension or revocation of our reinsurance licenses;

•	potentially being deemed an investment company under U.S. federal securities law;

•	potential characterization of Third Point Reinsurance Ltd. and/or Third Point Reinsurance Company Ltd. as a passive foreign investment company;

•	dependence on Third Point LLC to implement our investment strategy;

•	termination by Third Point LLC of our investment management agreement;

•	risks associated with our investment strategy being greater than those faced by competitors;

•	increased regulation or scrutiny of alternative investment advisers affecting our reputation;

•	Third Point Reinsurance Ltd. potentially becoming subject to United States federal income taxation;

•	Third Point Reinsurance Ltd. potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; and

•	other risks and factors listed under “Risk Factors” in our most recent Annual Report on Form 10-K and other periodic and current reports filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We may include or incorporate by reference financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including net underwriting income (loss), combined ratio, return on beginning shareholders’ equity, book value per share and diluted book value per share are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. We believe these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. We encourage you to review the descriptions of these non-GAAP measures and the reconciliations of these non-GAAP measures to the comparable GAAP financial measures that we will include in any prospectus supplement and in the other periodic and current reports that TPRE files with the SEC, and not to rely on any single financial measure to evaluate our business.

THIRD POINT REINSURANCE LTD. AND THIRD POINT RE (USA) HOLDINGS INC.

Overview

TPRE is a holding company domiciled in Bermuda. Through its reinsurance subsidiaries, TPRE provides property and casualty reinsurance coverage to insurance and reinsurance companies on a worldwide basis. TPRE’s goal is to deliver attractive equity returns to shareholders by combining profitable reinsurance underwriting with superior investment management provided by its investment manager, Third Point LLC. TPRE believes that its reinsurance and investment strategy differentiates TPRE from its competitors.

TPRE manages its business on the basis of two operating segments: Property and Casualty Reinsurance and Catastrophe Risk Management. It also has a corporate function that includes our net investment income on capital and certain general and administrative expenses related to corporate activities.

TPRE’s principal executive offices are located at The Waterfront, Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Its telephone number is +1 (441) 542-3300. Its website address is http://www.thirdpointre.bm., which is included as an inactive textual reference only; the information contained on, or that can be accessed through, TPRE’s website is not a part of this prospectus or the registration statement of which it forms a part or a part of any prospectus supplement.

Property and Casualty Reinsurance

TPRE provides reinsurance products to insurance and reinsurance companies, government entities, and other risk bearing vehicles. Contracts can be written on an excess of loss basis or quota share basis, although the majority of contracts written to date have been on a quota share basis. In addition, TPRE writes contracts on both a prospective basis and a retroactive basis. Prospective reinsurance contracts cover losses incurred as a result of future insurable events. Retroactive reinsurance contracts cover the potential for changes in estimates of loss and loss adjustment expense reserves related to loss events that have occurred in the past. Retroactive reinsurance contracts can be an attractive type of contract for TPRE as they can generate an underwriting profit should the ultimate loss and loss adjustment expenses settle for less than the initial estimate of reserves and the premiums received at the inception of the contract generate insurance float. The product lines that TPRE currently underwrites for this operating segment are: property, casualty and specialty. TPRE assumes a limited amount of catastrophe risk within the property and casualty segment, primarily through multi-line reinsurance contracts. TPRE anticipates that its property catastrophe exposures will consistently remain relatively low when compared to many other reinsurers with whom it competes.

Insurance float is an important aspect of TPRE’s property and casualty reinsurance operation. In an insurance or reinsurance operation, float arises because premiums from reinsurance contracts and consideration received for deposit accounted contracts are collected before losses are paid on reinsurance contracts and proceeds are returned on deposit accounting contracts. In some instances, the interval between cash receipts and payments can extend over many years. During this time interval, TPRE invests the cash received and seeks to generate investment returns. Although float can be calculated using numbers determined under U.S. GAAP, float is a non-GAAP financial measure and, therefore, there is no comparable U.S. GAAP measure.

TPRE believes that its property and casualty reinsurance segment will contribute to its results by both generating underwriting income as well as generating float.

Catastrophe Risk Management

In contrast to many reinsurers with whom it competes, TPRE has elected to limit its underwriting of property catastrophe exposures. On June 15, 2012, Third Point Reinsurance Opportunities Fund Ltd. (the “Catastrophe Fund”), Third Point Reinsurance Investment Management Ltd. (the “Catastrophe Fund Manager”)

and Third Point Re Cat Ltd. (the “Catastrophe Reinsurer”) were incorporated in Bermuda. TPRE subsequently announced a strategic arrangement with Hiscox Insurance Company (Bermuda) Limited (“Hiscox”) to launch a collateralized catastrophe reinsurance underwriting fund management business through these entities. The Catastrophe Fund Manager, a Bermuda exempted company, is the investment manager of the Catastrophe Fund. In December 2014, TPRE announced that it would no longer accept investments in the Catastrophe Fund, that no new business would be written in the Catastrophe Reinsurer and that it would be redeeming all existing investments in the Catastrophe Fund. Despite the Catastrophe Fund’s strong performance from its inception, TPRE is winding it down due to challenging market conditions. Catastrophe reinsurance pricing and the fees available to manage catastrophe risk have decreased significantly in the past two years. The Catastrophe Fund Manager will continue to manage the runoff of the remaining exposure in the Catastrophe Fund.

As of September 30, 2014, the Catastrophe Fund had a net asset value of $117.9 million (December 31, 2013—$104.0 million), and TPRE’s investment in the Catastrophe Fund was $58.6 million (December 31, 2013—$54.8 million). There are no additional guarantees by TPRE and no recourse to TPRE beyond this investment.

Investment Management

TPRE’s investment strategy is implemented by its investment manager, Third Point LLC, under a long-term investment management contract. TPRE directly owns the investments that are held in a separate account and managed by Third Point LLC on substantially the same basis as Third Point LLC’s main hedge funds.

Third Point Re (USA) Holdings Inc.

TPRUSA is a corporation organized under the laws of Delaware, and was incorporated in November 2014. TPRUSA is an indirect wholly owned subsidiary of TPRE. Its direct parent company is Third Point Re (UK) Holdings Ltd., a private company limited by shares organized under the laws of the U.K. and Wales and a direct wholly owned subsidiary of TPRE.

TPRUSA’s only operations to date relate to accessing financing on our behalf and on behalf of Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), a Bermuda company licensed as a Class 4 insurer and the wholly owned operating subsidiary of TPRUSA. Otherwise, to date TPRUSA has conducted no independent business, offers no products or services and owns no property. As a result, TPRUSA has a limited operating history and is exposed to volatility in its results of operations. Period to period comparisons of its results of operations may not be meaningful.

TPRUSA expects to provide, through a U.S.-based platform, reinsurance products that are substantially similar to the reinsurance products currently provided by TPRE. In order to facilitate these new reinsurance operations and obtain surplus relief, in connection with the initial capitalization of TPRUSA and Third Point Re USA, Third Point Re USA intends to enter into a quota share reinsurance agreement with Third Point Re, pursuant to which Third Point Re would assume 75% of premium and losses for Third Point Re USA’s portfolio of reinsurance contracts. Third Point Re USA also intends to enter into a net worth maintenance agreement with TPRE, pursuant to which TPRE would agree to commit funds sufficient to maintain a minimum level of capital at Third Point Re USA of $250 million, and a services agreement with TPRE, pursuant to which TPRE would agree to provide certain general and administrative support services. In addition, Third Point Re USA intends to enter into a joint venture and investment management agreement with Third Point LLC and Third Point Advisors LLC, and to become a party to the Founders Agreement dated as of December 22, 2011 among Third Point Re and several affiliates of TPRE.

TPRUSA’s U.S. presence is a strategic component of our overall growth strategy. As a result of TPRUSA’s U.S. presence, we expect to strengthen our relationships with U.S. cedents and brokers. We also expect to develop a firsthand understanding of cedent underwriting and claims capabilities that will benefit our own underwriting practices.

As a result of TPRUSA’s activities in the United States, we expect that TPRUSA will be subject to U.S. federal income taxation on its net income. However, we believe that our current activities, notwithstanding our activities through TPRUSA, will not cause TPRE to be treated as engaging in a U.S. trade or business and will not cause us otherwise to be subject to current U.S. federal income taxation on our net income. See “Risk Factors—We may be subject to United States federal income taxation” in TPRE’s Form 10-K for the year ended December 31, 2013.

We have not included separate financial statements of TPRUSA in this prospectus because the financial statements of TPRE incorporated by reference herein from TPRE’s Current Report on Form 8-K filed on January 20, 2015 include condensed consolidating financial information of TPRE, which presents information with respect to TPRUSA as the issuer along with information of TPRE as the parent guarantor.

TPRUSA’s principal executive offices are located at 51 JFK Parkway, First Floor West, Short Hills, New Jersey 07078. Its telephone number is (908) 608-8970.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement relating to the securities we may offer, we will use the net proceeds from the sale of the offered securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth TPRE’s consolidated ratio of earnings to fixed charges for the periods indicated.

	Period from October 6, 2011 (date of incorporation) to December 31, 2011	Years Ended December 31,		Nine Months Ended September 30, 2014
		2012	2013
Ratio of earnings to fixed charges	N/A	223.9x	47.2x	15.4x

We computed the ratio of earnings to fixed charges by dividing (1) income before income tax expense plus fixed charges minus net income from non-controlling interests by (2) our fixed charges. For the purposes of this ratio, fixed charges consist of interest expense on deposit contracts and certain of our reinsurance contracts. There is no ratio for the period from October 6, 2011 (date of incorporation) to December 31, 2011 because there were no fixed charges attributable to us during that period.

DESCRIPTION OF THIRD POINT RE (USA) HOLDINGS INC. DEBT SECURITIES AND THIRD POINT REINSURANCE LTD. GUARANTEE

The following description of the TPRUSA debt securities and the TPRE guarantee sets forth the material terms and provisions of the TPRUSA debt securities and the TPRE guarantee to which any prospectus supplement may relate. The specific terms applicable to the TPRUSA debt securities and any variations from the terms set forth below will be set forth in the prospectus supplement relating to such debt securities.

General

TPRUSA may offer to the public senior debt securities. TPRUSA will issue the senior debt securities in one or more series under an indenture to be entered into among TPRUSA, as issuer, TPRE, as guarantor, and The Bank of New York Mellon, as trustee.

The following description of the terms of the indenture is a summary. It summarizes only those portions of the indenture that we believe will be most important to your decision to invest in TPRUSA’s debt securities. You should keep in mind, however, that it is the indenture, and not this summary, that defines your rights as a holder of the debt securities of a particular series. There are other provisions in the indenture that may also be important to you. You should read the indenture for a full description of the terms of the debt securities.

Whenever we refer to particular provisions or terms of the indenture in this prospectus or in any prospectus supplement, such provisions or terms are incorporated by reference herein or in the prospectus supplement relating to such debt securities.

The indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the indenture.

Ranking

The senior debt securities issued by TPRUSA will be unsecured obligations of TPRUSA and will rank senior in right of payment to all obligations that are expressly subordinated in right of payment to TPRUSA’s senior debt securities and equal in right of payment to all of TPRUSA’s existing and future unsecured, unsubordinated obligations. Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, the debt securities will effectively rank junior to any future secured debt of TPRUSA to the extent of the value of the assets securing such debt.

Since TPRUSA is a holding company, most of its operating assets are owned by its subsidiary, Third Point Re USA. TPRUSA will rely primarily on dividends from this subsidiary to meet its obligations for payment of principal and interest on its outstanding obligations and corporate expenses. Accordingly, any debt securities issued by TPRUSA will be effectively subordinated to all existing and future liabilities of TPRUSA’s subsidiaries, including Third Point Re USA, and you should rely only on the assets directly held by TPRUSA for payments on those debt securities. In addition, the payment of dividends by TPRUSA’s reinsurance company subsidiary, Third Point Re USA, is limited under the applicable insurance laws and regulations of Bermuda.

The operating subsidiaries of TPRUSA are separate and distinct legal entities and have no obligation to pay any amounts due on the debt securities or to provide TPRUSA with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition to being limited by the financial condition and operating requirements of such subsidiaries, any payment of dividends, distributions, loans or advances by TPRUSA’s subsidiaries to TPRUSA could be subject to statutory or contractual restrictions. Moreover, since certain of TPRUSA’s subsidiaries are insurance companies, their ability to pay dividends to TPRUSA is subject to regulatory limitations. See “Business—Regulation” in TPRE’s Form 10-K for the year ended December 31, 2013.

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, the indenture will not limit us from incurring or issuing other secured or unsecured debt under the indenture or any other indenture that we may have entered into or enter into in the future. See the prospectus supplement relating to any offering of debt securities.

Terms of the Debt Securities

TPRUSA may issue the debt securities in one or more series through an indenture that supplements the indenture or through a resolution of its board of directors or an authorized committee of its board of directors, or a certificate of an authorized officer of TPRUSA.

You should refer to the prospectus supplement relating to such debt securities for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities;

•	any limit upon the aggregate principal amount of the series;

•	the person to whom interest shall be payable;

•	amount of payments of principal of and premium, if any, on the debt securities of the series;

•	maturity date(s) or the method of determining the maturity date(s);

•	interest rate(s) or the method of determining the interest rates(s);

•	dates on which interest will be payable and circumstances, if any, in which interest may be deferred;

•	dates from which interest will accrue and the method of determining those dates;

•	place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange;

•	place or places where notices and demands relating to the debt securities and the indenture may be made;

•	redemption or early payment provisions;

•	sinking fund or similar provisions;

•	authorized denominations if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	currency, currencies or currency units, if other than U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated;

•	any additions, modifications or deletions in the events of default or covenants specified in the indenture;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any additions or changes to the indenture necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities or the method of determining these amounts;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•	whether a temporary global security will be issued and the terms upon which temporary global debt securities may be exchanged for definitive debt securities;

•	identity of the depositary for global securities;

•	appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into cash, other securities or property; and

•	additional terms not inconsistent with the provisions of the indenture.

Third Point Reinsurance Ltd. Guarantee

TPRE will fully and unconditionally guarantee all payments on the debt securities issued by TPRUSA. Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, TPRE’s guarantee of the debt securities will be a senior unsecured obligation of TPRE and will rank senior in right of payment to all obligations that are expressly subordinated in right of payment to the guarantee and equal in right of payment to all of TPRE’s existing and future unsecured and unsubordinated obligations. The guarantee will effectively rank junior to any future secured debt of TPRE to the extent of the value of the assets securing such debt.

Since TPRE is a holding company, most of its operating assets are owned by its subsidiaries, including Third Point Reinsurance Company Ltd., a Bermuda company licensed as a Class 4 insurer. TPRE relies primarily on dividends from these subsidiaries to meet its obligations for payment of principal and interest on its outstanding obligations and corporate expenses. Moreover, TPRE’s rights and the rights of its creditors, including holders of the guaranteed debt securities of TPRUSA who would be creditors of TPRE by virtue of its guarantee, and of its shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary’s liquidation or reorganization or other similar event, would be subject to prior claims of the subsidiary’s creditors, except to the extent that TPRE may be a creditor of the subsidiary. The right of TPRE’s creditors, including holders of the guaranteed debt securities of TPRUSA described in this prospectus that may be offered from time to time hereby, to participate in the distribution of the shares owned by TPRE in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries. The payment of dividends by TPRE’s reinsurance company subsidiaries, including Third Point Reinsurance Company Ltd., is limited under the applicable insurance laws and regulations. For example, see “Risk Factors—Our ability to pay dividends may be constrained by our holding company structure and certain regulatory and other factors” in TPRE’s Form 10-K for the year ended December 31, 2013.

The operating subsidiaries of TPRE are separate and distinct legal entities and have no obligation to pay any amounts due on the debt securities or the guarantee or to provide TPRE with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition to being limited by the financial condition and operating requirements of such subsidiaries, any payment of dividends, distributions, loans or advances by TPRE’s subsidiaries to TPRE could be subject to statutory or contractual restrictions. Moreover, since certain of TPRE’s subsidiaries are insurance companies, their ability to pay dividends to TPRE is subject to regulatory limitations. See “Risk Factors—Our ability to pay dividends may be constrained by our holding company structure and certain regulatory and other factors” in TPRE’s Form 10-K for the year ended December 31, 2013.

Special Payment Terms of the Debt Securities

TPRUSA may issue one or more series of debt securities at a discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe U.S. federal tax consequences and special considerations relating to any series in the prospectus supplement relating to such debt securities.

The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, U.S. federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the prospectus supplement relating to such debt securities.

If we use any index to determine the amount of payments of principal of and premium, if any, on any series of debt securities, we will also describe in the prospectus supplement relating to such debt securities the special U.S. federal income tax, accounting and other considerations applicable to the debt securities.

Denominations, Registration and Transfer

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, TPRUSA will issue the debt securities in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate, except as we may describe in the prospectus supplement relating to such debt securities. You may present debt securities for exchange as described above, or for registration of transfer, at the office of the security registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you will be required to pay any taxes and other governmental charges as described in the indenture.

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, the trustee will be the security registrar with respect to the debt securities issued under the indenture. TPRUSA may at any time rescind the designation of any registrar that it initially designates or approve a change in the location through which the registrar acts. TPRUSA will specify the registrar with respect to debt securities of any particular series in the prospectus supplement relating to the debt securities of that series.

Optional Redemption

The debt securities we may offer will not be subject to any sinking fund unless otherwise set forth in the prospectus supplement relating to such debt securities.

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, either TPRUSA or TPRE may, at its option and at any time, redeem any series of debt securities, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the redemption date. Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, TPRUSA and TPRE may redeem debt securities in part only in the amount of $2,000 or integral multiples of $1,000 in excess thereof.

Notice of any redemption (which may be subject to one or more conditions precedent) will be transmitted, at least 30 days but not more than 60 days before the redemption date, to the trustee and to each holder of debt securities of the series to be redeemed. If the redemption is subject to satisfaction of one or more conditions precedent, the redemption notice will describe the conditions and, if applicable, state that, in TPRUSA’s sole discretion, the date of redemption may be delayed until any or all conditions are satisfied or that such redemption may not occur and the redemption notice may be rescinded in the event that any or all such conditions are not satisfied by the redemption date, or by the redemption date as so delayed.

Unless both TPRUSA and TPRE default in their respective obligations with respect to payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions thereof called for redemption. On or prior to any redemption date, TPRUSA or TPRE must deposit with the paying agent funds sufficient to pay the redemption price of and accrued and unpaid interest on the debt securities to be redeemed on such date. If TPRUSA or TPRE, as applicable, is redeeming less than all the debt securities of a series, the trustee must select the debt securities to be redeemed by such method as the trustee in its sole discretion deems fair and appropriate, subject to the procedures of the depositary.

Consolidation, Merger and Sale of Assets

The indenture provides that, so long as any debt securities are outstanding, neither TPRUSA nor TPRE may consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to any other entity unless:

•	the successor entity is an entity organized under the laws of Bermuda, the United Kingdom, the United States of America, any state of the United States of America or the District of Columbia that expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on the debt securities and all of the covenants of TPRUSA or TPRE, as applicable, under the indenture;

•	immediately after the merger, consolidation, conveyance, transfer or lease, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	other conditions specified in the indenture are met.

Subject to the following paragraph, any indebtedness which becomes an obligation of TPRUSA, TPRE or any of their subsidiaries as a result of any such transaction shall be treated as having been incurred by TPRUSA, TPRE or such subsidiary at the time of such transaction.

This covenant would not apply to the direct or indirect conveyance, consolidation, merger, transfer or lease of all or any portion of the shares, assets or liabilities of any of TPRUSA’s wholly-owned subsidiaries to it or to its other wholly-owned subsidiaries or TPRE and/or one or more of its wholly-owned subsidiaries. Nor would this covenant apply to any recapitalization or other internal reorganization transaction, a change of control of TPRUSA, or a highly leveraged transaction, unless such transaction or change of control were structured to include a merger or consolidation by TPRUSA or the conveyance, transfer or lease of all or substantially all of TPRUSA’s assets to any entity other than TPRE and/or one or more subsidiaries of TPRE.

No Other Restrictive Covenants

Other than as specified under the heading “—Consolidation, Merger and Sale of Assets,” and except as specified in the applicable prospectus supplement, neither the indenture nor the debt securities will contain any restrictive covenants.

Events of Default

Under the terms of the indenture, each of the following constitutes an event of default for a series of debt securities:

•	failure to pay any interest payable on any debt security of that series when due that continues for 30 days;

•	failure to pay the principal of or premium, if any, on any debt security of that series when due at maturity;

•	failure (other than relating to payment) in the performance, or breach, of any of the other covenants or obligations of TPRUSA or TPRE made in respect of that series of debt securities that continues for 90 days after written notice has been provided in accordance with the procedures in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default described in the supplemental indenture under which the series of debt securities is issued.

In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding debt securities will become due and payable immediately, without further action or notice on the part of the holders of the debt securities or the trustee. If any other event of default under the indenture with respect to the outstanding debt securities occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of (and premium, if any, on) and accrued and unpaid interest on all of the debt securities of the affected series to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders. However, at any time after a declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the affected series may rescind and annul such declaration and its consequences if (i) we pay or deposit with the trustee all required payments of the principal of (and premium, if any, on) and overdue interest on the debt securities, plus certain fees, expenses, disbursements and advances of the trustee and (ii) all events of default, other than the nonpayment of accelerated principal (or a specified portion of the principal), premium (if any) and interest which has become due as a result of such acceleration, with respect to the debt securities have been cured or waived as provided in the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a particular series may waive any past default with respect to that series and its consequences, except a default in the payment of principal of, or premium, if any, or interest on the debt securities or in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each affected debt security.

The trustee is required to give notice to the holders of the debt securities within 90 days of a default under the indenture as to which the trustee has received notice pursuant to the indenture, unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default with respect to the debt securities (except a default in the payment of the principal of or interest on the debt securities) if the directors or certain specified officers of the trustee determine that withholding notice is in the interest of the holders of the debt securities.

The indenture provides that no holder of debt securities may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy under such indenture, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of the relevant series, as well as an offer of indemnity reasonably satisfactory to the trustee. This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, premium, if any, and interest payable with respect to the debt securities at their respective due dates.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that (i) such direction may not be in conflict with any rule of law or with the indenture, involve the trustee in personal liability or be unduly prejudicial to the holders of the debt securities not joining in the action, (ii) the holders of the debt securities must have provided indemnity reasonably satisfactory to the trustee, and (iii) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No later than 120 days after the end of each year, each of TPRUSA and TPRE must deliver to the trustee under the indenture a certificate, signed by two of several specified officers, stating whether or not, to the best knowledge of the signers thereof, TPRUSA or TPRE, as applicable, is in default in the performance of any of the terms, provisions and conditions of the indenture and, in the event of any default, specifying the nature and status of the default.

Modification of the Indenture

TPRUSA, TPRE and the trustee under the indenture may, without the consent of the holders of debt securities, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects, omissions, mistakes or inconsistencies, conforming the text or terms of the indenture or any debt securities to any provision of the description thereof in the related prospectus, prospectus supplement, offering memorandum or other disclosure document relating to the original issuance of such debt securities, to make certain changes for the benefit of holders of such debt securities, or to make any change that does not materially adversely affect the interests of any holder of any series of debt securities. TPRUSA and TPRE may also amend the indenture to maintain the qualification of such indenture under the Trust Indenture Act.

In addition, TPRUSA, TPRE and the trustee may execute, without your consent, any supplemental indenture for the purpose of creating any new series of debt securities.

TPRUSA, TPRE and the trustee under the indenture may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount outstanding of the series of debt securities issued under the indenture that will be affected by the amendment. However, no modification or amendment of an indenture may, without the consent of the holder of each outstanding debt security issued thereunder that will be affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest payable on, any outstanding debt security;

•	reduce the principal amount of, or the rate of interest on, any outstanding debt securities or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount security that would be due and payable upon redemption of such security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any outstanding debt security;

•	change the place of payment or the currency in which the principal of or the interest on any outstanding debt security is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment of the principal of or the interest on any outstanding debt security on or after its stated maturity date or redemption date;

•	modify any outstanding debt securities to subordinate those debt securities to any other indebtedness;

•	reduce the percentage of principal amount of outstanding debt securities necessary to modify or amend the indenture relating to such debt securities, to waive compliance with certain provisions of the indenture relating to such debt securities or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements set forth in the indenture relating to such debt securities; or

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of each holder of the debt securities affected.

Satisfaction and Discharge

The indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year of deposit; or

•	have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and (1) TPRUSA or TPRE deposits, or causes to be deposited with the trustee, money or United States government obligations or a combination thereof, as trust funds, in an amount to be sufficient to pay and discharge the entire indebtedness on the debt securities of such series not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, (2) TPRUSA or TPRE has paid all other sums payable by TPRUSA and TPRE with respect to the debt securities, and (3) TPRUSA or TPRE has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the debt securities have been complied with, then the indenture will cease to be of further effect, and TPRUSA and TPRE will be deemed to have satisfied and discharged the indenture. However, TPRUSA and TPRE will continue to be obligated to pay all other sums due under the indenture, including TPRUSA and TPRE’s compensation and indemnification obligations in favor of the Trustee.

Defeasance and Covenant Defeasance

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, the indenture provides that all of the obligations of TPRUSA and TPRE may be discharged, other than as to transfers and exchanges, under any series of the debt securities at any time, and that TPRUSA and TPRE may also be released from their respective obligations described above under “—Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by means of a supplemental indenture with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected with respect to any debt securities only if, among other things:

•	TPRUSA or TPRE irrevocably deposits with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount determined by a certified public accounting firm of national reputation to be sufficient to pay on the respective stated maturities, the principal of, premium, if any, and interest on the outstanding debt securities of that series;

•	TPRUSA or TPRE delivers to the trustee an opinion of counsel to the effect that:

•	the holders of the debt securities will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance;

•	the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the debt securities of that series (in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the execution of the applicable indenture, since that result would not occur under current tax law);

•	no event which is, or after notice or lapse of time or both would become, an event of default with respect to such securities has occurred and is continuing;

•	TPRUSA or TPRE delivers to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the defeasance or covenant defeasance of the debt securities have been complied with; and

•	if the debt securities are to be redeemed, either notice of such redemption shall have been given or TPRUSA or TPRE shall have given the trustee irrevocable directions to give notice of such redemption.

Global Debt Securities

TPRUSA may issue all or any part of a series of debt securities in the form of one or more global debt securities. TPRUSA will appoint the depositary holding the global debt securities. Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, the depositary will be The Depository Trust Company, or DTC. TPRUSA will issue global debt securities in registered form and in either temporary or definitive form. Unless it is exchanged for definitive debt securities, a global debt security may not be transferred except:

•	by the depositary to its nominee;

•	by a nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor.

We will describe the specific terms of the depositary arrangement in the prospectus supplement relating to such debt securities. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial Interests in a Global Debt Security

If TPRUSA issues a global debt security, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the debt securities represented by the global debt security to the accounts of persons that have accounts with the depositary. We refer to those persons as participants. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global debt security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states may require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global debt security.

So long as the depositary or its nominee is the registered owner of a global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture relating to such debt securities. Except as provided below, you:

•	will not be entitled to have registered in your name any of the debt securities represented by the global debt security;

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form; and

•	will not be considered the owner or holder of the debt securities under the indenture relating to such debt securities.

Payments of Principal, Premium and Interest

All payments of principal, premium, if any, and interest on global debt securities will be made to the depositary that is the registered holder of the global debt security or its nominee. The depositary for the global debt securities and applicable participants will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global debt security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any principal, premium or interest payment, will immediately credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Definitive Debt Securities

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed within 90 days, TPRUSA will issue definitive debt securities in exchange for the global debt security. In addition, TPRUSA may at any time and in its sole discretion, subject to the procedures of the depositary, determine not to have any such debt securities represented by one or more global debt securities. If that occurs, TPRUSA will issue definitive debt securities in exchange for the global debt security.

Further, TPRUSA may specify that you may, on terms acceptable to it, the trustee and the depositary, receive definitive debt securities in exchange for your beneficial interest in a global debt security, subject to any limitations described in the prospectus supplement relating to the particular series of debt securities. In that instance, you will be entitled to physical delivery of definitive debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless TPRUSA otherwise specifies, TPRUSA will issue those definitive debt securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Payment and Paying Agents

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, TPRUSA will pay principal of, premium, if any, and interest on the debt securities at the office of the trustee for the debt securities in the City of New York or at the office of any paying agent that it may designate. TPRUSA and TPRE may at any time designate additional paying agents or rescind the designation of any paying agent. So long as any debt securities remain outstanding, TPRUSA and TPRE must maintain a paying agent in each place of payment for such debt securities.

Unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, TPRUSA will pay any interest on debt securities to the registered owner of the debt security at the close of business on the fifteenth day prior to the interest payment date, except in the case of defaulted interest.

Subject to applicable escheat laws, any moneys deposited with the trustee or any paying agent, or then held by TPRUSA in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will be repaid to TPRUSA or TPRE. After repayment to TPRUSA, you are entitled to seek payment from TPRUSA and TPRE only as a general unsecured creditor.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

The trustee under the indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it believes that it is not reasonably assured of repayment or adequate indemnity.

The trustee under the indenture may from time to time perform other services for TPRE and its subsidiaries, including TPRUSA, in the normal course of business.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions. We may sell the securities of or within any series:

•	to one or more underwriters for public offering and sale by them;

•	through agents or dealers; or

•	to investors directly.

We will name any agent or dealer involved in an offer and sale of the securities in the prospectus supplement relating to such securities. If we sell the securities through an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time we reach an agreement for such sale, and the prospectus supplement relating to such securities used by the underwriters to make resales of the securities will set forth:

•	the names of the managing underwriter or underwriters and of any other underwriters;

•	the respective amounts underwritten; and

•	the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any.

Moreover, unless otherwise set forth in the prospectus supplement relating to the debt securities of a particular series, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

We may offer and sell the securities described in this prospectus:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to market prices prevailing at the time of sale; or

•	at negotiated prices.

We may also, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions described in any prospectus supplement relating to such securities.

In connection with sales of the securities described in this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers for whom they may act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

We will describe in the applicable prospectus supplement any underwriting compensation we may pay to underwriters or agents in connection with the offering of the securities described in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in distributions of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they may receive and any profit they may realize on resales of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

If a dealer participates in the sale of the securities described in this prospectus, we will sell the securities to such dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will state the name of the dealer and the terms of the transaction in the prospectus supplement relating to that particular offering.

We may directly solicit offers to purchase the securities and we may make sales of the securities directly to institutional investors or others, who may be deemed to be underwriters under the Securities Act with respect to any resale of the securities. We will state the terms of any direct offers and sales in the prospectus supplement relating to such securities.

We may also offer and sell securities, if so indicated in the prospectus supplement relating to such securities, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the prospectus supplement relating to such securities. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents, dealers and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement relating to such securities and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement relating to such securities.

•	We will describe in the prospectus supplement relating to securities we may offer the commission that underwriters and agents soliciting purchases of the securities under delayed delivery contracts will be entitled to receive.

We may or may not list the securities described in this prospectus on a national securities exchange or a foreign securities exchange. Some series of the securities will be new issues and will not have established trading markets. We cannot give any assurances that there will be a market for any of the securities.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, legality of the securities offered by this prospectus will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters will be passed upon for any underwriters or agents by counsel to be named in the prospectus supplement relating to such securities. Such counsel may rely, as to matters of Bermuda law, upon the opinion of Conyers Dill & Pearman Limited, Hamilton, Bermuda, special Bermuda counsel for Third Point Reinsurance Ltd.

EXPERTS

The consolidated financial statements and schedules of Third Point Reinsurance Ltd. appearing in Third Point Reinsurance Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by the Current Report on Form 8-K dated January 20, 2015, have been audited by Ernst & Young Ltd., independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements and schedules as of December 31, 2013 and 2012, for each of the years in the two-year period ended December 31, 2013, and for the period from inception (October 6, 2011) to December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

TPRE files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. TPRE’s SEC filings are also available from the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information that TPRE files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in a prospectus supplement relating to securities we may offer will automatically update and supersede this information. We incorporate by reference the following documents which TPRE has filed with the SEC:

•	Third Point Reinsurance Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Third Point Reinsurance Ltd.’s Proxy Statement filed on March 18, 2014 for the 2014 Annual General Meeting of Shareholders;

•	Third Point Reinsurance Ltd.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	Third Point Reinsurance Ltd.’s Current Reports on Form 8-K filed on May 9, 2014, November 7, 2014, January 5, 2015 (as amended by the Form 8-K/A filed on January 6, 2015) and January 20, 2015 (including the portion thereof furnished under Item 2.02 of Form 8-K).

All documents filed by TPRE under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K, except as and to the extent expressly set forth by specific reference in any such filing) from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than certain exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Third Point Reinsurance Ltd., The Waterfront, Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Tonya L. Marshall (Telephone: +1 (441) 542-3300).

Third Point Re (USA) Holdings Inc.

7.00% Senior Notes due 2025

Fully and Unconditionally Guaranteed by

Third Point Reinsurance Ltd.

Prospectus Supplement

February 10, 2015

Deutsche Bank Securities

Credit Suisse